Exhibit 10.34

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BETWEEN

NU ENTERPRISES, INC.

and

NE ENERGY, INC.

JULY 24, 2006

EXHIBITS

Exhibit A	– Opinion of Counsel of Seller
Exhibit B	– Opinion of Counsel of Buyer
Exhibit C	– Interconnection Agreements
Exhibit D	– The Facilities
Exhibit E	– Station Service Agreements
Exhibit F	– Form of Acceptable Guaranty
Exhibit G	– Form of Local Service Agreement
Exhibit H	– Interim Services
Exhibit I	– Form of Interim Services Agreement
Exhibit J	– Form of NGC-Select Agreement Assignment,
Assumption and Release Agreement
Exhibit K	– Form of Acceptable Letter of Credit
Exhibit L	– Form of Seller Guaranty

SCHEDULES

Schedule 1	– Company Contracts
Schedule 2	– Intercompany Agreements
Schedule 3	– Pre-Approved Capital Expenditures
Schedule 3.2	– Incorporation and Legal Existence of the Company
Schedule 3.6	– Noncontravention
Schedule 3.8(a)	– Permitted Encumbrances
Schedule 3.8(b)	– Real Property
Schedule 3.8(c)	- Title Commitments
Schedule 3.8(d)	– Sufficiency
Schedule 3.9(a)	– Legal Compliance
Schedule 3.9(b)	– Permits
Schedule 3.10(b)	– Contract Defaults
Schedule 3.11	– Insurance
Schedule 3.12	– Litigation
Schedule 3.14	– Environmental Matters
Schedule 3.15	– Condemnation
Schedule 3.17	– Intellectual Property
Schedule 3.21	– No Undisclosed Liabilities
Schedule 3.22	– Taxes
Schedule 4	– Seller’s Regulatory Approvals
Schedule 5	– Buyer’s Regulatory Approvals
Schedule 5.12	– Facilities Requiring Local Service Agreements
Schedule 5.13(b)	– Allocation of Purchase Price for Tax Purposes

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is entered into on July 24, 2006, by and between NU Enterprises, Inc., a Connecticut corporation ("Seller"), and NE Energy, Inc., a Delaware corporation ("Buyer").  Buyer and Seller are each referred to herein as a "Party" or, collectively as the "Parties."

WHEREAS, Seller is the sole shareholder of Northeast Generation Company, a Connecticut corporation (the "Company"), and the Company is engaged in the business of owning the pumped storage, conventional hydro, and jet fuel generating facilities listed on Exhibit D (the "Facilities") for the purpose of generation of electricity (the "Business");

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the "Shares") on the terms and conditions set forth in this Agreement;

WHEREAS, Northeast Generation Services Company ("NGS") manages, operates, and maintains the Facilities on behalf of and as agent for the Company and provides administrative services to the Company pursuant to the Northeast Generation Company – Northeast Generation Services Company Management and Operation Agreement, dated as of January 1, 2000, as amended (the "NGC-NGS M&OA");

WHEREAS, the Company sells 100% of the net output of the Facilities to its affiliate Select Energy, Inc. ("Select") pursuant to the Select Energy, Inc. and NGC Power Purchase and Sales Agreement, dated as of December 27, 1999, as amended (the "NGC-Select Power Agreement"), and Select provides certain asset management services to the Company pursuant to the Agency Agreement between the Company and Select, dated June 18, 2004 (the "NGC-Select Agency Agreement");

WHEREAS, Northeast Utilities Services Company ("NUSCO") provides certain corporate center services to the Company pursuant to the Service Contract between the Company and NUSCO, dated January 4, 1999, as amended (the "NGC-NUSCO Services Agreement");

WHEREAS, effective no later than the Closing Date (as defined below), the NGC-NGS M&OA, the NGC-Select Agency Agreement, the NGC-NUSCO Services Agreement and certain other Intercompany Agreements (as defined below) will be terminated;

WHEREAS, effective on the Closing Date, Buyer or an Affiliate thereof would assume all of Select’s rights and obligations pursuant to the NGC-Select Power Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, Buyer has entered into an agreement  to acquire certain assets from NGS, Select and NUSCO related to the operation of the Business (the "Related Purchase Agreement");

WHEREAS, contemporaneously with the execution of this Agreement, the Company and the other parties thereto have executed the Interconnection Agreements and the Station Service Agreements (each as defined below);

WHEREAS, the Company, NGS, Select, NUSCO and Seller are each wholly-owned direct or indirect subsidiaries of NU (as defined below); and

WHEREAS, Seller and Buyer contemplate that the Related Transaction will close contemporaneously with the Closing hereunder of the sale and purchase of the Shares;

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acceptable Guarantor" means Energy Capital Partners I, LP, a Delaware limited partnership, or a substitute entity acceptable to Seller in its sole discretion.

"Acceptable Guaranty" means a guaranty issued by an Acceptable Guarantor, substantially in the form attached hereto as Exhibit F, or such other form of performance assurance that is acceptable to Seller in its sole discretion.

"Acceptable Letter of Credit" means a letter of credit in the form attached hereto as Exhibit K.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Agreement" is defined in the introductory paragraph.

"Ancillary Agreements" means, collectively, the Interconnection Agreements, the Station Service Agreements, the Local Services Agreement, the Interim Services Agreement, the NGC-Select Agreement Assignment, Assumption and Release Agreement, the Acceptable Guaranty and the Seller Guaranty.

"Annual Financial Statements" is defined in Section 3.19.

"Assets" means all the properties and assets (whether real, personal, or mixed, whether tangible or intangible) that the Company purports to own, including all of the properties and assets reflected in the balance sheet included in the Interim Financial Statements or purchased or acquired by the Company since the date of the balance sheet included in the Interim Financial Statements.

"Assumed Closing Net Working Capital Amount" means negative $3,097,000, which is equal to Net Working Capital determined as of March 31, 2006 based upon the balance sheet included in the Interim Financial Statements.

"Business" is defined in the Recitals.

"Business Day" means any day other than a Saturday, Sunday or day on which banks are legally closed for business in Hartford, Connecticut or New York, New York.

"Buyer" is defined in the introductory paragraph.

"Buyer Indemnified Parties" is defined in Section 9.3.

"Buyer’s Observers" is defined in Section 5.4(b).

"Buyer’s Regulatory Approvals" means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof by Buyer set forth in Schedule 5.

"Capital Commitments" means all binding contractual commitments to make capital expenditures relating to the Assets, the Facilities or the Sites incurred by or on behalf of the Company during the Interim Period that extend beyond the Closing Date, whether or not relating to the Pre-Approved Capital Expenditures.

"Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership or limited liability company, partnership or membership interests or units (whether general or limited), and (iii) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

"Cash Equivalents" means cash equivalents as determined in accordance with GAAP and consistent with the Company’s past practices used in the preparation of the balance sheets included in the Financial Statements.

"CL&P" means The Connecticut Light and Power Company.

"Closing" is defined in Section 2.2.

"Closing Cash" means cash and Cash Equivalents of the Company, determined as of the time of the Closing and immediately after giving effect to the transactions contemplated by this Agreement to occur prior to or simultaneously with the Closing.

"Closing Date" is defined in Section 2.2.

"Closing Net Working Capital" means Net Working Capital determined as of the time of the Closing and immediately after giving effect to the transactions contemplated by this Agreement to occur prior to or simultaneously with the Closing.

"Closing Purchase Price" is defined in Section 2.1(b).

"Closing Statement" is defined in Section 2.3(b).

"Code" means the Internal Revenue Code of 1986 as amended from time to time or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code as amended from time to time or any successor law.

"Combined Purchase Price" is defined in Section 9.5(a).

"Commercially Reasonable Efforts" means efforts that are reasonably within the contemplation of the Parties at the Effective Date and that do not require the performing Party to expend any funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

"Common Stock" is defined in Section 3.4.

"Company" is defined in the Recitals.

"Company Bond Indenture" means the indenture dated as of October 18, 2001 between the Company and The Bank of New York, as supplemented by a First Supplemental Indenture thereto dated October 18, 2001.

"Company Bonds" means the bonds issued by the Company pursuant to the Company Bond Indenture.

"Company Contracts" means the contracts and agreements listed in Schedule 1.

"Company Plans" means any employee benefit or compensation plans, programs, agreements or arrangements (a) maintained by or contributed to by the Company or (b) maintained by or contributed to by Seller or any of its Affiliates for the benefit of any employees or former employees of the Company.

"Condemnation Value" is defined in Section 5.10(a).

 "Controlled Group" means a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

"CPR" is defined in Section 11.19(b).

"DEP Land Sale" means the sale of the property from the Company to the State of Connecticut as reflected in the letter from the State of Connecticut Department of Environmental Protection to the Company regarding 2.80 Acres Located off Forty Acre Mountain Road, Danbury, CT, dated May 30, 2006 and the draft quitclaim deed referenced therein.

"Disclosing Party" is defined in the definition of Proprietary Information.

"Effective Date" means the date on which this Agreement has been duly executed and validly delivered by the Parties.

"Environment" means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, drinking water supply, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

"Environmental Claim" means a claim by any Person based upon a breach of Environmental Laws or an Environmental Liability alleging loss of life, injury to persons, property or business, damage to natural resources or trespass to property, whether or not such loss, injury, damage or trespass arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date.

"Environmental Laws" means all applicable Laws and any binding administrative or judicial interpretations thereof relating to: (a) the regulation, protection and use of the Environment; (b) the conservation, management, development, control and/or use of land, natural resources and wildlife; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (d) noise; and includes, without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq; the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §2601 et. seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C. §1451 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §2701 et. seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. §401 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. §1531 et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §300(f) et seq.; and all analogous or comparable state statutes and regulations, including, without limitation, the Connecticut Transfer Act, as amended, C.G.S. §22a-134 et seq.; the Connecticut Remediation Standard Regulations, RCSA §22a-133k-1 et seq.; and the Massachusetts Oil and Hazardous Release Prevention and Response Act, as amended, M.G.L. c. 21E.

"Environmental Liabilities" means any Liability under or related to Environmental Laws arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to, on or after the Closing Date, with respect to the ownership, operation or use of the Assets; (ii) any Environmental Claims caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Assets prior to, on or after the Closing Date; (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from the Assets; (iv) compliance with Environmental Laws on or after the Closing Date with respect to the ownership, operation or use of the Assets; (v) any Environmental Claim arising from or relating to the off-site disposal, treatment, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership, operation or use of the Assets; and (vi) the investigation and/or remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership, operation or use of the Assets, at any Offsite Disposal Facilities.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Closing Statement" is defined in Section 2.3(a).

"Estimated Net Adjustment Amount" is defined in Section 2.3(a).

"Event of Loss" is defined in Section 5.10.

"Exhibits" means the exhibits to this Agreement.

 "Facilities" is defined in the Recitals.

"FERC" means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

"Final Purchase Price Adjustment Amount" is defined in Section 2.3(b).

"Financial Statements" is defined in Section 3.19.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Generation Asset" is defined in Section 5.15(b).

"Good Industry Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the power generation industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, ISO New England, the North American Electric Reliability Council, the Northeast Power Coordinating Council, and the Electric Reliability Organization.

"Governmental Authority" means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

"Governing Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (c) any amendment to any of the foregoing.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Hazardous Substance" means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by applicable Environmental Laws; and (c) any materials or substances defined in Environmental Laws as "hazardous", "toxic", "pollutant", or "contaminant", or words of similar meaning or regulatory effect.

"Improvements" means all buildings, structures (including all fuel handling and storage facilities), utility facilities, machinery and equipment, fixtures, construction work in progress, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, and including all generating units, located on and affixed to a Site.

"Indebtedness" means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; (g) any obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements; and (h) any guaranty of any of the foregoing.

"Indemnified Party" is defined in Section 9.7(a).

"Indemnifying Party" is defined in Section 9.7(a).

"Initial Purchase Price" is defined in Section 2.1(b).

 "Intercompany Agreement" means any contract representing an intercompany transaction or agreement between the Company and an Affiliate of the Company, whether or not such transaction or agreement relates to the provisions of goods or services, payment arrangements, intercompany charges or balances or the like, including but not limited to those agreements listed in Schedule 2.

"Interconnection Agreements" means the interconnection agreements for each of the Facilities, between the Company and either CL&P or WMECO, as applicable, listed on Exhibit C.

"Interim Financial Statements" is defined in Section 3.19.

"Interim Period" means that period of time commencing on the Effective Date and ending at the time of the Closing.

"Interim Period Company Bond Payment Amount" is defined in the definition of Net Adjustment Amount.

"Interim Services Agreement" means the Interim Services Agreement substantially in the form of Exhibit I, to be effective at Closing between the Company and NUSCO, pursuant to which NUSCO will provide to the Company the services listed on Exhibit H hereto (for the fees listed on such Exhibit H hereto).

"Inventory" or "Inventories" means all inventory or inventories of the Company.

"Investment Grade" means a rating of at least BBB- by S&P or Baa3 by Moody’s.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"ISO New England" means ISO New England, Inc.

"Knowledge" means (i) with respect to Seller, the actual knowledge, after due inquiry, of Dennis R. Brown, John J. Roman, James A. Ginnetti, Stephen A. Stites or Wade Hoefling, or (ii) with respect to Buyer, the actual knowledge, after due inquiry, of Sarah Wright, Scott Helm, Andrew Singer, Steve Herman or Rahul Advani.

"Laws" means all laws, rules, statutes, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, or treaty, of any Governmental Authority or any foreign, international, or multinational government or administration and related agencies.

"Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for security for the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

"Load Asset" is defined in Section 5.15(b).

"Local Service Agreement" means an agreement between NUSCO and Buyer as described in Section 5.12, substantially in the form of Exhibit G attached hereto.

"Losses" is defined in Section 9.3.

"Major Loss" is defined in Section 5.10(b).

"Market Rules and Procedures" means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings that are imposed by a power pool, independent system operator, regional transmission organization or other similar entity applicable to the Assets and obligations associated therewith.

"Material Adverse Effect" means, with respect to any Person or entity, any change, effect, event, occurrence or state of facts that, individually or together with all such other changes, effects, events, occurrences or facts, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, financial condition, or results of operations of such Person and its subsidiaries taken as a whole or such entity or (ii) prevents, or can reasonably be expected to prevent, the performance by the affected Party of any of its material obligations under this Agreement or the consummation of the transactions contemplated by this Agreement; provided that Material Adverse Effect shall not include any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) generally affecting the international, national, regional or local wholesale or retail electric or gas industry as a whole or electric generating facilities or their operations or operators as a whole that does not affect the Facilities, the Company or the Parties in any manner or degree significantly different than the industry as a whole: (a) changes in markets for electric power, natural gas or fuel (including water, as applicable) used in connection with the Facilities, (b) changes in market design and pricing (including without limitation either the implementation of, or the failure to implement, an alternative capacity pricing mechanism such as but not limited to the mechanism accepted by FERC on June 16, 2006 in Devon Power LLC, 115FERC¶ 61,340, (c) changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address the events of September 11, 2001 or similar acts of terrorism, or (d) changes (individually or taken together) in the North American, national, regional or local electric transmission systems or operations thereof; and provided, further, that any loss, claim, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

"Moody’s" means Moody’s Investors Service, Inc. or any successor thereto.

"Mt. Tom Purchase Agreement" means that certain Purchase and Sale Agreement, between Holyoke Water Power Company and Mt. Tom Generating Company LLC, an Affiliate of Buyer, dated as of the date hereof.

"Net Adjustment Amount" means the aggregate (without duplication) of the following:

(a)

the amount by which Closing Net Working Capital differs from the Assumed Closing Net Working Capital Amount (if Closing Net Working Capital is greater than Assumed Closing Net Working Capital Amount then the amount determined in accordance with this clause (a) shall be expressed as a positive number; if Closing Net Working Capital is less than Assumed Closing Net Working Capital Amount then the amount determined in accordance with this clause (a) shall be expressed as a negative number), plus

(b)

Closing Cash, plus

(c)

the amount of any payments of principal on the Company Bonds made by or on behalf of the Company since the date of the balance sheet included in the Interim Financial Statements (the "Interim Period Company Bond Payment Amount"), plus

(d)

the amount of any Pre-Approved Capital Expenditures paid by or on behalf of the Company during the Interim Period, including without limitation any pre-payments made in connection with such Pre-Approved Capital Expenditures, plus

(e)

the amount of any other capital expenditures paid by or on behalf of the Company during the Interim Period in accordance with Section 5.3(g) that were not made as a result of an Event of Loss, minus

(f)

the amount of any accrued and unpaid interest on the Company Bonds as of the Closing Date.

"Net Working Capital" means, at any time, the result of (a) current assets of the Company, minus (b) current liabilities of the Company; excluding, in each case however, (i) cash and Cash Equivalents, (ii) amounts receivable and payable between the Company and NU or any direct or indirect subsidiary of NU, (iii) assets and liabilities related to income Taxes and (iv) accrued interest on the Company Bonds.

"New Easements" means the easements being granted by the Company to (i) CL&P pursuant to (a) the Purchase and Sale Agreement for Additional Easement at Stevenson Hydro Project between the Company and CL&P dated as of May 30, 2006, and (b) the Purchase and Sale Agreement for Additional Easement at the Bulls Bridge Hydro Project between the Company and CL&P dated as of May 30, 2006, and (ii) WMECO pursuant to the Purchase and Sale Agreement for Additional Easement at the Northfield Mountain Hydro Project between the Company and WMECO, dated as of May 30, 2006.

"NGC-NGS M&OA" is defined in the Recitals.

"NGC-NUSCO Services Agreement" is defined in the Recitals.

"NGC-Select Agency Agreement" is defined in the Recitals.

"NGC-Select Power Agreement" is defined in the Recitals.

"NGC-Select Agreement Assignment, Assumption and Release Agreement" means the assignment, assumption and release agreement between Select and Buyer in the form of Exhibit J.

"NGS" is defined in the Recitals.

"Northeast Utilities Companies" means, collectively, CL&P, WMECO, Public Service Company of New Hampshire, Holyoke Water Power Company and Holyoke Power and Electric Company.

"NU" means Northeast Utilities, a Massachusetts business trust.

"NU System Money Pool" means that certain money pool administered by NUSCO relating to certain contributions by, and monies made available by loan to, certain affiliates of NU pursuant to the Terms of the NU System Money Pool,  revised January 2006, reflecting SEC Order 35-28052, October 28, 2005.

"NUSCO" is defined in the Recitals.

 "Offsite Disposal Facility" means a location, other than a Facility or a Site, that receives or received Hazardous Substances for storage and/or disposal by the Company.

"Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Original Interconnection Agreements" means (i) the Interconnection Agreement by and between WMECO and the Company dated July 2, 1999, as amended and (ii) the Interconnection Agreement by and between CL&P and the Company dated July 2, 1999, as amended.

"Party" and "Parties" are defined in the introductory paragraph.

"Permits" means all certificates, licenses, permits, registrations, authorizations, approvals, consents, orders, decisions and other actions of a Governmental Authority pertaining to a particular Asset, Facility or Site, or the ownership, operation or use thereof.

"Permitted Encumbrance" means any of the following:  (i) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith (in the case of any such contest in good faith, where adequate reserves have been established to the extent required by GAAP); (ii) encumbrances on real property in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees restrictions or any other conditions imposed by any Governmental Authority on the real property if the same do not have a materially adverse effect on the operation or use of such property in the Business of the Company as conducted on the Effective Date; (iii) easements (including without limitation, the New Easements and any other easement or like right granted by an instrument executed in connection with this Agreement, the Ancillary Agreements, the Related Transaction or the transactions contemplated hereby or thereby, but excluding such encumbrances that secure Indebtedness), rights, restrictions, title imperfections and similar matters including such matters as are set forth in any applicable FERC license or exemption on the uses of property if the same do not materially detract from the operation or use of such property in the business of Seller or the Company as conducted on the Effective Date; (iv)statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, that, in the case of foregoing clauses (i) through (iv), inclusive, secure obligations to the extent that payment thereof is not in arrears or otherwise due and that have been incurred under Good Industry Practices; (v) any Lien with respect to the Facilities that arises under Good Industry Practices (other than any Lien in favor of Seller or any Affiliate of Seller) and the foreclosure of which is not material to the operation or use of the Facilities in the business of the Company as conducted on the Effective Date; (vi) any Lien or title imperfection with respect to the Facilities created by or resulting from any act or omission of Buyer; (viii) all exceptions set forth in the "Title Commitments"; and (ix) matters set forth on a Schedule, including but not limited to Schedule 3.8(a).

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

"Pre-Approved Capital Expenditures" means those capital expenditures set forth in Schedule 3.

"Pre-Closing Tax Liabilities" means all Taxes of the Company to the extent that such Taxes are attributable to or were realized or assessed during or became due and payable during a taxable period or portion thereof ending on or prior to the Closing Date (based on a closing of the books as of the Closing Date), and any other Taxes for which the Company may be held liable by virtue of such entity (or a predecessor of such entity) being a member of any affiliated, combined or other Tax group at any time on or prior to the Closing Date.

"Proposed Acquisition Transaction" is defined in Section 5.17.

"Proprietary Information" means all information about either Party (the "Disclosing Party") or its or the Company’s properties or operations furnished to the other Party (the "Receiving Party") or its Representatives by the Disclosing Party or its Representatives, regardless of the manner or medium in which it is furnished, provided that from and after the Closing Date any information regarding the Company or its properties or operations shall be deemed Proprietary Information of Buyer and not Proprietary Information of Seller and to the extent such information is in the possession of Seller, Seller shall be deemed to have received such information from Buyer on a confidential basis.  Proprietary Information does not include information that (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a nonconfidential basis from a Person, other than the Disclosing Party or its Representatives, who, to the Receiving Party’s actual knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives; (d) the Disclosing Party discloses after the Closing to others on a non-confidential basis; or (e) Buyer or its Affiliates disclose to their actual or potential financing sources (including lenders and agents therefor), actual or potential commodity hedge or interest rate swap providers or rating agencies and their respective attorneys, consultants and advisors, provided that this clause (e) shall permit the disclosure of such information by Buyer and its Affiliates only to the parties enumerated in this clause (e).

"Purchase Price" is defined in Section 2.1(b).

"Purchase Price Adjustment" is defined in Section 2.3.

"Real Property" is defined in Section 3.8.

"Receiving Party" is defined in the definition of Proprietary Information.

"Related Assets" means the "Related Assets" as defined in the Related Purchase Agreement.

"Related Buyer" means "Buyer" as defined in the Related Purchase Agreement.

"Related Buyer Indemnified Party" means "Buyer Indemnified Party" as defined in the Related Purchase Agreement.

"Related Liabilities" means the "Assumed Liabilities" as defined in the Related Purchase Agreement.

"Related Purchase Agreement" is defined in the Recitals.

"Related Seller" means each "Seller" as defined in the Related Purchase Agreement.

"Related Seller Indemnified Party" means "Seller Indemnified Party" as defined in the Related Purchase Agreement.

"Related Transaction" means the transactions described in and contemplated by the Related Purchase Agreement and the Mt. Tom Purchase Agreement.

"Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

"Remediation" means any or all of the following activities to the extent required to address the presence or Release of Hazardous Substances:  (a) monitoring, investigation, assessment, treatment, cleanup containment, removal, mitigation, response or restoration work as well as obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (b) preparing and implementing any plans or studies for any such activity; (c) obtaining a written notice (or an oral notice that is appropriately documented or memorialized) from a Governmental Authority with competent jurisdiction under Environmental Laws or a written opinion of (i) a Licensed Environmental Professional (as defined in C.G.S. § 22a-133v.) or (ii) a Licensed Site Professional (as defined in M.G.L. c21A § 19 et seq.), as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required; and (d) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws.

"Representative" means, as to any Person, such Person’s Affiliates and actual or prospective lenders and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

"Restoration Cost" is defined in Section 5.10(a).

"S&P" means Standard & Poor’s Rating Group, a division of McGraw-Hill Corporation, or any successor thereto.

"Schedule" means a schedule to this Agreement.

"Schedule Update" is defined in Section 5.5(b).

"SEC" means the Securities and Exchange Commission.

"Section 338 Election" is defined in Section 5.13(a).

"Securities Act" is defined in Section 4.9.

"Select" is defined in the Recitals.

"Seller" is defined in the introductory paragraph.

"Seller Guaranty" means a guaranty issued by NU, substantially in the form attached hereto as Exhibit L, or such other form of performance assurance that is acceptable to Buyer in its sole discretion.

"Seller Indemnified Parties" is defined in Section 9.4.

"Seller’s Regulatory Approvals" means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof by Seller or the Company set forth in Schedule 4.

"Shares" is defined in the Recitals.

"Shoreline Management Plan" means the comprehensive plan for managing reservoir shorelines and riverfront lands within the Housatonic Project No. 2576 boundary at each of the project developments as required by the FERC license issued on June 23, 2004.

"Site" means the Real Property and Improvements forming a part of, or used or usable in connection with, a Facility.  Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items "at a Site" shall include all items "at, on, in, upon, over, across, under and within" such Site.

"Station Service Agreements" means the station service agreements applicable to each Facility, between the Company and either CL&P or WMECO, as applicable, listed on Exhibit E attached hereto.

"Stock Acquisition Right" means any option, warrant, right (preemptive or otherwise), call, commitment, conversion right, right of exchange, right of first offer or refusal, tag-along or drag-along right, redemption, subscription plan or other agreement or Contract of any character providing for the purchase, issuance, redemption, transfer or sale of any securities.

"Surviving Intercompany Agreements" means the Intercompany Agreements marked as those that will survive Closing on Schedule 2.

"Taftville Land Sale and License" means the transaction contemplated by the Purchase and Sale Agreement between the Company and Ponemah Riverbank, LLC, dated June 15, 2006.

"Taking" is defined in Section 5.10.

"Tariff" is defined in Section 5.12.

"Tax" or "Taxes" means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any payments to any federal, state, local or foreign taxing authorities in lieu of any such tax and (ii) any Liability for amounts described in clause (i) as a result of the application of Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law) transferee liability, by Law, by contract or otherwise.

"Tax Audit" is defined in Section 8.1(f).

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party" means a Person who is not a Party or an Affiliate of a Party.

"Third Party Claim" is defined in Section 9.7(a).

"Threshold" is defined in Section 9.5(a).

"Title and Authority Representations" is defined in Section 9.1.

"Title Commitments" is defined in Section 3.8(c).

"Transfer Taxes" is defined in Section 8.1(i).

"Transmission Companies" is defined in Section 5.12.

"WMECO" means Western Massachusetts Electric Company.

2.

Purchase And Sale Of Shares.

2.1

Purchase and Sale of Shares.

(a)

In exchange for the consideration described in Section 2.1(b), Seller shall sell, assign, transfer and deliver the Shares to Buyer free and clear of all Liens, and Buyer shall accept the Shares from Seller.  The certificate(s) representing the Shares shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Seller.

(b)

In consideration for the sale, assignment, transfer and delivery described in Section 2.1(a), at the Closing Buyer shall pay to Seller, and Seller shall accept from Buyer, an aggregate amount of $879,465,000 (the "Initial Purchase Price"), plus the Estimated Net Adjustment Amount determined pursuant to Section 2.3(a) (the Initial Purchase Price, as so adjusted, shall be referred to herein as the "Closing Purchase Price").  The Closing Purchase Price shall be payable at the Closing in cash by wire transfer to Seller in accordance with written instructions of Seller given to Buyer at least three (3) Business Days prior to the Closing.  Following the Closing, the Closing Purchase Price shall be subject to adjustment pursuant to Section 2.3(b), and the Closing Purchase Price, as so adjusted, shall be herein referred to as the "Purchase Price."

(c)

On the Effective Date, Buyer shall deliver to Seller an Acceptable Guaranty and an Acceptable Letter of Credit and shall, pursuant to Section 5.9, cause such Acceptable Guaranty and such Acceptable Letter of Credit to be maintained to secure the payment of the Purchase Price through the Closing Date.

2.2

Closing.  Unless otherwise agreed to by the Parties, the purchase and sale of the Shares contemplated by this Agreement (the "Closing") shall take place at the offices of Day, Berry & Howard LLP, 185 Asylum Street, Hartford, CT, commencing at 9:00 a.m. Eastern time on the date that is five (5) Business Days following the date on which all of the conditions set forth in Sections 6.1 and 6.2 have either been satisfied or waived by the Party for whose benefit such condition exists, such satisfaction or waiver to conform to Section 11.12.  The Closing shall take place contemporaneously with the closing of the transactions contemplated by the Related Purchase Agreement and the Mt. Tom Purchase Agreement.  The date of Closing is hereinafter called the "Closing Date" and shall be effective for all purposes herein as of 12:01 a.m. Eastern time on the Closing Date.

2.3

Adjustments to Initial Purchase Price  The Initial Purchase Price shall be adjusted as set forth in Section 2.3(a) and the Closing Purchase Price shall be subject to adjustment as set forth in Section 2.3(b).  Such adjustments shall be referred to herein as the "Purchase Price Adjustment" and shall be determined and paid as set forth below:

(a)

At least twenty (20) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated Closing Statement (the "Estimated

Closing Statement") that shall set forth Seller’s best estimate of the Net Adjustment Amount (the "Estimated Net Adjustment Amount").  The Initial Purchase Price shall be adjusted by the Estimated Net Adjustment Amount to determine the Closing Purchase Price.

(b)

Within ninety (90) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Closing Statement") of the Net Adjustment Amount as of 12:01 a.m. Eastern time on the Closing Date, listing in detail all the components of Net Adjustment Amount, and setting forth a calculation of the difference between the Net Adjustment Amount and the Estimated Net Adjustment Amount (the amount of such difference being the "Final Purchase Price Adjustment Amount").  Seller shall prepare the Closing Statement in accordance with GAAP and consistent with the Company’s past practices used in the preparation of the balance sheets included in the Financial Statements.  Buyer will, and will cause the Company to, assist Seller in the preparation of the Closing Statement and will, and will cause the Company to, provide Seller and its independent auditors access at all reasonable times to Buyer’s and the Company’s personnel and properties, books and records with respect to the Company for such purpose.  Within twenty (20) days following the delivery of the Closing Statement by Seller to Buyer, Buyer may object to the Closing Statement in writing.  Seller agrees to cooperate with Buyer to provide to Buyer or Buyer’s Representatives information used to prepare the Closing Statement and information relating thereto.  If Buyer objects to the Closing Statement, the Parties shall attempt to resolve such dispute by negotiation.  If the Parties are unable to resolve such dispute within twenty (20) days of any objection by Buyer, the Parties shall appoint PricewaterhouseCoopers, or, if PricewaterhouseCoopers is not available another nationally recognized accounting firm not associated with either Party mutually agreed upon by the Parties, who shall, at Seller’s and Buyer’s joint expense, review the Closing Statement and determine the appropriate Purchase Price Adjustment under this Section 2.3.  The agreed upon Closing Statement or the finding of such accounting firm, as the case may be, shall be used to determine the Purchase Price Adjustment and shall be binding on the Parties.  Not later than two (2) Business Days after the final determination of the Final Purchase Price Adjustment Amount: (i) (x) if the Net Adjustment Amount is greater than the Estimated Net Adjustment Amount, then Buyer shall pay to Seller the Final Purchase Price Adjustment Amount, or (y) if the Net Adjustment Amount is less than the Estimated Net Adjustment Amount, then Seller shall pay to Buyer the Final Purchase Price Adjustment Amount.  Such payments shall be without interest, and shall be made by wire transfer of immediately available funds to such account as shall be directed by the receiving party.  The acceptance by Buyer and Seller of the Purchase Price Adjustment shall not constitute or be deemed to constitute a waiver of the rights of such Party in respect of any other provision of this Agreement.

3.

Representations And Warranties Of Seller.

Seller represents and warrants to Buyer that each of the statements set forth below is true and correct in all respects as of the Effective Date and will be true and correct as of the Closing

Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear  that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

3.1

Ownership of Shares.  Seller is the record and beneficial owner of the Shares, free and clear of all Liens.

3.2

Incorporation and Legal Existence of Company The Company is duly organized and legally existing under the laws of the State of Connecticut, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect on the Company.  Schedule 3.2 contains a complete and accurate list of the states in which the Company is qualified to do business as a foreign corporation.

3.3

Organization of Seller.  Seller is duly organized, validly existing and in good standing under the laws of the State of Connecticut.  Copies of the charter and by-laws of Seller and the Company, each as amended to date, have been heretofore made available to Buyer and are accurate and complete.

3.4

Capital Stock.  The Company’s authorized Capital Stock consists of twenty thousand (20,000) shares of common stock, with a par value of $1.00 per share ("Common Stock").  The Shares consist of six (6) shares of Common Stock of the Company, constituting all of the issued and outstanding shares of Common Stock.  No other shares of Capital Stock of the Company are issued or outstanding, and there are no outstanding Stock Acquisition Rights for, or agreements with respect to voting of, securities of the Company other than sale to Buyer as contemplated by this Agreement.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.  No Capital Stock of the Company is reserved for issuance.

3.5

Authorization of Transaction.  Seller has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to receipt of all the Seller’s Regulatory Approvals, to perform its obligations hereunder and thereunder.  All corporate actions or proceedings to be taken by or on the part of Seller to authorize and permit the due execution and valid delivery by Seller of this Agreement and the instruments required to be duly executed and validly delivered by Seller pursuant hereto and thereto, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated herein and therein, have been duly and properly taken.  This Agreement has been duly executed and validly delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms and conditions.

3.6

Noncontravention.  Subject to Seller obtaining the Seller’s Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which Seller, the Company or any of their property is subject or any provision of the charter or by-laws of Seller or the Company, or (b) assuming receipt of all necessary filings, waivers, approvals, consents and authorizations set forth on Schedule 3.6, conflict with, result in a breach of, constitute a default under, result in the acceleration of, trigger any right of first refusal under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under (with or without the giving of notice, the lapse of time, or both) any agreement, contract, lease, license, instrument, or other arrangement to which Seller or the Company is bound (including, without limitation the Company Contracts) or to which any of the Assets is subject (or result in the imposition of any Lien upon any of the Assets), except for matters that will not have a Material Adverse Effect to the Company or as otherwise disclosed in Schedule 3.6.

3.7

Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.8

Title to Assets.  Except for the Permitted Encumbrances, including the matters set forth in Schedule 3.8(a), the Company has title to the real property, Improvements thereon, easements and other rights in real property described in Schedule 3.8(b) (the "Real Property"), to the extent, and only to the extent, specified in the title policy commitments attached hereto in Schedule 3.8(c) (the "Title Commitments").  The Company has good and sufficient title to all other material Assets of the Company.  Except as set forth in Schedule 3.8(d), together with the Related Assets, the Company owns, leases or licenses all Assets used or held for use in, and necessary and sufficient for the operation of the Facilities as presently operated except, as could not be reasonably be expected to have a Material Adverse Effect on the Company.

3.9

Legal and Other Compliance; Permits

(a)

The Company is in compliance with all current Laws applicable to the Assets, the violation of which could have a Material Adverse Effect on the Company, other than as disclosed in Schedule 3.9(a) and other than with respect to matters covered by Section 3.14.

(b)

Schedule 3.9(b) sets forth all Permits that are material to the ownership or operation of the Facilities.  Except as would not cause a Material Adverse Effect on the Company and as set forth on Schedule 3.9(b): (i) all such Permits are in full force and effect and the Company is in compliance with all such Permits and (ii) and the Company has not received any written notification from any Governmental Authority alleging that it is in violation of any such Permits and, to Seller’s Knowledge, there is no such violation.

3.10

Company Contracts.

(a)

Except for (v) the agreements and contracts listed on Schedule 1, Schedule 2 or Schedule 2.1(b) or 2.1(d) to the Related Purchase Agreement, (w) the NGC-Select Power Agreement, (x) contracts or agreements that will expire prior to the Closing, (y) contracts or agreements that are immaterial and (z) contracts entered into between signing and Closing in accordance with this Agreement, the Company is not a party to, and none of the Assets of the Company are bound by, (i) any written contract or agreement that provides for the sale of any amount of capacity, ancillary services or energy from any of the Facilities (whether or not entered into in the ordinary course of business), any interconnection agreement, water supply and processing agreement, operation and maintenance agreement, hedging (or similar) agreement, long term maintenance agreement, non-competition agreement restricting the Company, agreement evidencing Indebtedness, agreement restricting the ability of the Company to make distributions of cash or Assets, agreement that provides for payments in excess of $1,000,000 per year, real estate lease, easement and other contract material to the Real Property, tax abatement agreement, partnership or joint venture or similar agreement, agreement of guarantee, surety, indemnification (other than standard indemnification provisions entered into in the ordinary course of business of the Company) and (ii) any Intercompany Agreement.

(b)

Except as disclosed in Schedule 3.10(b) and except for the NGC-Select Power Agreement, (i) each of the Company Contracts constitutes a valid and binding obligation of the Company and, to Seller’s Knowledge, each other party thereto, (ii) the Company is not in material breach or default in any material respect under any of the Company Contracts, and, to Seller’s Knowledge, the other parties to the Company Contracts are not in material breach or default in any material respect under any thereof (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default), and (iii) the Company has not received notice from any other party to any Company Contract of any threatened termination of such Company Contract.  Seller has delivered or made available to Buyer true, correct and complete copies of all of the Company Contracts and all amendments thereto.

3.11

Insurance.  Except as set forth in Schedule 3.11, all material policies, binders and bonds of fire, liability, and other forms of insurance owned or held by the Company or its Affiliates insuring the Assets or the Related Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability and worker’s compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation.  Except as described in Schedule 3.11, the Company has not been refused any material insurance with respect to the Assets nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, in each case during the last twelve months.

3.12

Litigation.  Except as disclosed in Schedule 3.12, no action, suit, claim, demand or other proceeding is pending or, to Seller’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect on the Company or that questions the validity of this Agreement or the Ancillary Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Ancillary Agreements.  Except as disclosed on Schedule 3.12, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Company that would reasonably be expected to have a Material Adverse Effect on the Company or that impair, estop, impede, restrain, ban or otherwise materially adversely affect Seller’s ability to satisfy or perform any of its obligations pursuant to this Agreement under any federal, state or local Law.

3.13

Employees and Employee Benefits.  The Company does not have, nor has it ever had, any employees.  The Company does not have, nor has it ever had, any Company Plans, and it does not have any Liability (whether absolute or contingent) with respect to any Company Plans, including any such Liability pursuant to Title IV of ERISA. No event has occurred, and to Seller’s Knowledge, no condition exists that could reasonably be expected to subject the Company, either directly or by reason of its affiliation with any member of its Controlled Group, to any Lien, Tax or other Liability imposed by ERISA, the Code or other applicable Laws.

3.14

Environmental Matters.

(a)

During the three year period preceding the Effective Date, except as disclosed in Schedule 3.14, and except where such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company has not received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws or failed to obtain material Permits required for the ownership or operation of any Asset under Environmental Laws; (ii) the Company has not received any written notice from any Governmental Authority that any Site is listed under the Comprehensive Environmental Response, Compensation Liability Information Systems or any similar state list; (iii) the Company has not received any notice from any Person alleging Liability for any Environmental Claims; (iv) to Seller’s Knowledge, no Hazardous Substances have been Released or are threatened to be Released either at any of the Facilities or Sites or by the Company at any other location; and (v) the Company has not been required by any applicable Environmental Laws to place any use or activities restrictions or any institutional controls on any Assets.

(b)

Seller has no Knowledge of any matters that could give rise to Environmental Liabilities that would reasonably be expected to have a

Material Adverse Effect on the Company that are not described in Schedule 3.14 or in the Phase I and Phase II Reports referred to in Schedule 3.14.

(c)

To the Knowledge of Seller, except as described in Schedule 3.14 or in the Phase I and Phase II Reports referred to in Schedule 3.14, during the two year period preceding the Effective Date, the Company has been in compliance with all applicable Environmental Laws except where noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)

To Seller’s Knowledge, all emission reduction credits or air emission allowances held by the Company as of the Effective Date pursuant to applicable provisions of the Clean Air Act or similar State Laws are identified on Schedule 3.14.

3.15

Condemnation.  Except as set forth in Schedule 3.15, the Company has received no written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Assets.  Except as set forth on Schedule 3.15, None of the Real Property is subject to any threatened or impending tribal claims that could reasonably be expected to have a Material Adverse Effect on the Company.

3.16

Surveys of Sites.  The surveys of the Sites provided by Seller to Buyer show the locations of all of the material electric generating buildings and related facilities located at the Sites.

3.17

Intellectual Property.  To Seller’s Knowledge, the Company has not interfered with, infringed upon, misappropriated, or violated any intellectual property right of any Person.  To Seller’s Knowledge, no Person has interfered with, infringed upon, misappropriated, or violated any intellectual property right of the Company.  The Company does not own any unexpired patents or any pending patent applications.  The Company does not own any federal registrations for any material trademarks or service marks used in connection with the Business.  Schedule 3.17 describes any material registered copyrights used in connection with the Business.  Schedule 3.17 describes the material principal software systems used in connection with the Business that are not included in the Related Assets, excluding off-the-shelf commercially available software.

3.18

Subsidiaries and Investments.  The Company has no subsidiaries, and does not own, directly or indirectly, any Capital Stock or Stock Acquisition Rights or other equity or ownership or proprietary interest in, and is not a party to any contract to acquire, any other Person or other entity, or a material portion of the assets of any business.

3.19

Company Financials.  The Company has delivered to Buyer the audited financial statements of the Company for each of the years ended December 31, 2003 through December 31, 2005, in each case including a balance sheet as of such date and the related statements of income, comprehensive income, common stockholders equity and cash flows for each of the respective periods then ended (collectively, the "Annual Financial

Statements") and the unaudited financial statements of the Company as of and for the three (3) months ended March 31, 2006, in each case including a balance sheet as of such date and the related statements of income, comprehensive income, common stockholders equity and cash flows for the three (3) month period then ended (collectively, the "Interim Financial Statements," and together with the Annual Financial Statements, the "Financial Statements").  The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and fairly present in all material respects the assets and liabilities (including all reserves) and the financial condition, results of operations and cash flows of the Company as of the respective dates and for the respective periods thereof, except that the Interim Financial Statements are subject to normally recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and may not include all notes and disclosures required by GAAP.

3.20

Books and Records.  The minute book of the Company, as previously made available to Buyer and its representatives, includes accurate records of all meetings of the board of directors (and committees thereof) and shareholders of the Company.  The books of account and other financial records of the Company, which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions.

3.21

No Undisclosed Liabilities. Except as set forth in Schedule 3.21 and in the balance sheet included in the Interim Financial Statements, the Company has no material Liabilities (including, without limitation, Indebtedness) of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, and no such Liabilities are included in the Related Liabilities, except for current liabilities incurred in the ordinary course of business since the date of the balance sheet included in the Interim Financial Statements, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole.

3.22

Taxes.  The Company has filed or caused to be filed, within the times and manners prescribed by Laws (taking into account all properly granted extensions), all Tax Returns required to be filed by, or with respect to, it.  All Taxes payable by or due from the Company have been fully paid or are being contested in good faith, are adequately disclosed and fully provided for in the books and financial statements of the Company and disclosed on Schedule 3.22.  Except as set forth in Schedule 3.22: (i) no examination of any Tax Return of the Company is currently in progress or proposed in writing; (ii) there are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of the Company; (iii) there are no tax sharing agreements or contracts to which the Company is a party that will be in effect after the Closing Date; (iv) there is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes of the Company; (v) all deficiencies asserted or assessments made as a result of any examinations with respect to Taxes of the Company have been fully paid; and (vi) there are no written assessments of Taxes from any taxing authority against the Company.  The Company has not received written notice from any Governmental Authority in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to taxation by that jurisdiction.  Except for the group of which Seller is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the

Code.  The Company nor any of its Affiliates or predecessors by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.  To Seller’s Knowledge, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (b) disposition made on or prior to the Closing Date, (c) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or (d) prepaid amount received on or prior to the Closing Date.  Seller (and the common parent of the affiliated group within the meaning of Section 1504(a) of the Code which includes Seller) are eligible to make an election under Section 338(h)(10) of the Code (and any corresponding election under state or local Tax law) with respect to the purchase and sale of the stock of the Company hereunder.

3.23

Absence of Certain Changes.  Since December 31, 2005, no event has occurred or condition existed that would, either individually or in the aggregate (a) reasonably be expected to have a Material Adverse Effect on the Company or (b) reasonably be expected to prevent Seller from consummating the transactions contemplated by this Agreement.

3.24

Disclaimers Regarding Assets.  EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3, THE ASSETS ARE "AS IS, WHERE IS," AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OR THE COMPANY INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE FACILITIES OR THE ABILITY OF THE COMPANY TO SELL FROM THE FACILITIES ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS RECOGNIZED BY ISO NEW ENGLAND FROM TIME TO TIME, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER THE COMPANY POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE FACILITIES, IN EACH CASE EXCEPT AS SET FORTH HEREIN. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY

PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OR THE SUITABILITY OF THE FACILITIES FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER, OR BY ANY BROKER OR INVESTMENT BANKER, INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE MEMORANDUM DATED AS OF FEBRUARY, 2006, AS SUPPLEMENTED, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS THAT IS NOT SET FORTH HEREIN. NOTHING IN THIS DISCLAIMER OR THIS AGREEMENT SHALL BE DEEMED TO AFFECT THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER ANY ANCILLARY AGREEMENT FOR A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN SUCH ANCILLARY AGREEMENT.

4.

Representations And Warranties Of Buyer

Buyer represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the Effective Date and will be true and correct as of the Closing Date.

4.1

Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Copies of the organizational documents and bylaws of Buyer, each as amended to date, have been heretofore delivered to Seller and are accurate and complete.

4.2

Authorization of Transaction.  Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, and to perform its obligations hereunder and thereunder.  All corporate actions or proceedings to be taken by or on the part of Buyer to authorize and permit the due execution and valid delivery by Buyer of this Agreement, the Ancillary Agreements to which it is a party, and the instruments required to be duly executed and validly delivered by Buyer pursuant hereto and thereto, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated herein and therein, have been duly and properly taken.  This Agreement and the Ancillary Agreements to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions.

4.3

Noncontravention.  Subject to Buyer obtaining the Buyer’s Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the organizational documents or bylaws of Buyer or (b) assuming receipt of all necessary filings, waivers, approvals, consents and authorizations, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice (with or without the giving of notice, the lapse of time, or both) under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that will not be material to Buyer.

4.4

Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.5

Litigation.  No action, suit, claim, demand or other proceeding is pending or, to Buyer’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect on Buyer or that questions the validity of this Agreement or the Ancillary Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Ancillary Agreements.  There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Buyer that have a Material Adverse Effect on Buyer or impair, estop, impede, restrain, ban or otherwise adversely affect Buyer’s ability to satisfy or perform any of the Assumed Liabilities under any federal, state or local Law.

4.6

Availability of Funds.  At Closing, assuming that all conditions set forth in Section 6.1 have been satisfied or waived by Buyer in its sole discretion, Buyer will have sufficient funds available to it to pay the Closing Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement.

4.7

"As Is" Sale.  The representations and warranties set forth in Section 3 constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby.  There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Shares, the Company or the Assets or their transfer other than those incorporated in this Agreement and the Ancillary Agreements.  Except for the representations and warranties expressly set forth in Section 3, Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by Seller including but not limited to any representation or warranty expressed or implied in any oral, written or electronic response to any information request provided to Buyer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS ARE "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT TERMINATE AS SET FORTH IN SECTION 9.1 OR TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 10.1, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES BUYER SHALL HAVE NO RECOURSE AGAINST SELLER WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES.

4.8

Affiliate Guaranty.  If Buyer assigns its rights and interests to an Affiliate or Affiliates pursuant to Section 11.5, Buyer shall be deemed to have made the representations and warranties in this Section 4 on behalf of itself and any such Affiliate as if such Affiliate were a signatory to this Agreement.

4.9

Purchase for Investment.  Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or under any state securities laws.  Buyer is not an "underwriter" (as such term is defined in the Securities Act), and is purchasing the Shares solely for investment with no present intention to distribute any of the Shares to any Person, and Buyer will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations thereunder and any applicable state securities laws.  Buyer is an "accredited investor" as defined under Regulation D promulgated under the Securities Act.

4.10

Qualified Buyer.  To Buyer’s Knowledge, Buyer is qualified to obtain any Permits and the Buyer Regulatory Approvals necessary for Buyer to own and operate the Facilities as of the Closing, to the extent such operation is either required by any Ancillary Agreement or this Agreement, or is contemplated by Buyer and for Buyer to consummate the transactions contemplated pursuant to this Agreement.

5.

Covenants

The Parties agree as follows:

5.1

General.  Prior to the Closing, each of the Parties will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

5.2

Notices, Consents and Approvals

(a)

Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties shall use Commercially Reasonable Efforts to make such filings, as promptly as possible after the Effective Date, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date after the date of filing.  Buyer will pay all filing fees under the Hart-Scott-Rodino Act, but each Party will bear its own costs for the preparation of any filing.  Both Parties shall use Commercially Reasonable Efforts to cause any waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement and the Ancillary Agreements to expire or terminate at the earliest possible time.

(b)

Prior to the Closing, Seller and Buyer shall cooperate with each other and use all Commercially Reasonable Efforts to (i) promptly prepare, support, assist in preparing, join in and file any filings, applications and all other necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer or reissuance to Buyer of all necessary Permits and (iv) obtain and not oppose, directly or indirectly, all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement or in any of the Ancillary Agreements (including, without limitation, the Seller’s Regulatory Approvals and the Buyer’s Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Seller or Buyer is a party or by which any of them is bound, provided that no Party shall amend any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument or agree on any restriction on the Business of the Company in obtaining such consents, approvals and authorizations.  Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement or in any of the Ancillary Agreements that appear in any filing made in connection with the transactions contemplated hereby or thereby.

(c)

Buyer shall have primary responsibility for securing the transfer or reissuance of the Permits effective as of the Closing Date.  Seller shall cooperate with Buyer’s efforts in this regard and Seller shall use Commercially Reasonable Efforts to assist in the transfer or reissuance. If the Parties are unable to secure the transfer or reissuance of one or more Permits effective on the Closing Date, Seller shall continue to reasonably cooperate with Buyer’s efforts to secure such transfer or reissuance following the Closing Date.

(d)

Buyer shall cooperate with Seller and its Affiliates in obtaining and not oppose, directly or indirectly, all necessary consents, approvals and authorizations necessary or advisable in connection with the New Easements and the Shoreline Management Plan.

5.3

Operation of Business.  During the Interim Period, Seller will cause the Company to operate and maintain the Assets in the ordinary course consistent with Good Industry Practices (including the continued scheduling and performance of regular and customary maintenance and maintenance overhauls), unless otherwise contemplated by this Agreement or with the prior written consent of Buyer; provided that Seller may cause the Company, from time to time prior to or simultaneously with the Closing, to pay or otherwise distribute to Seller cash or Cash Equivalents as and to the extent permitted by Section 5.4 of the First Supplemental Indenture to the Company Bond Indenture.  Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, with respect to the Assets cause or permit the Company to:

(a)

amend its charter or bylaws or take any action with respect to any such amendment or any recapitalization, reorganization or liquidation;

(b)

except for Assets used, consumed or replaced in the ordinary course of business consistent with Good Industry Practices and except for the Taftville Land Sale and License, the DEP Land Sale and the New Easements, sell, lease (as lessor), transfer, remove, convey, distribute or otherwise dispose of, any of the Assets (including any emission allowances), or encumber, pledge, mortgage or suffer to be imposed on any of the Assets any Lien other than Permitted Encumbrances;

(c)

make any material change in the levels of Inventories (including spare parts) customarily maintained by the Company with respect to the Assets, except for in the ordinary course of business consistent with Good Industry Practices;

(d)

terminate, materially amend or otherwise materially modify any material Company Contract, Lease or Permit or enter into a new contract or Lease that would be required to be listed on Schedule 1 or on Schedule 2.1(b) or 2.1(d) to the Related Agreement if such contract or Lease had been in effect on the Effective Date, other than in the ordinary course of business consistent with Good Industry Practices with respect to (i) contracts or Leases that will be fully performed by the Closing Date or (ii) contracts or Leases that involve aggregate payments by or to the Company or the applicable Related Seller of not more than $25,000,000 in the aggregate for all such contracts or Leases, provided that nothing in this clause (d) shall inhibit the ability of Seller to (i) terminate, amend or modify contracts as required by a Governmental Authority, or as may be required by other applicable Law, or (ii) implement the Shoreline Management Plan; provided that the Parties acknowledge that Seller may cause or permit the Company to modify, amend or terminate any Intercompany Agreement, other than the NGC-Select Power Agreement and the Surviving Intercompany Agreements, at Seller’s sole discretion;

(e)

enter into or materially amend, or otherwise materially modify any real or personal property Tax agreement, treaty or settlement;

(f)

settle any material Tax liability or make any new, or change any existing, material Tax election in each case that could adversely affect Buyer or its Affiliates for a taxable period or portion thereof beginning after the Closing Date;

(g)

make any capital expenditures that are not Pre-Approved Capital Expenditures or enter into a Capital Commitment with respect thereto, except (i) for those capital expenditures or Capital Commitments necessitated by Good Industry Practice that do not exceed $5,000,000 individually and $10,000,000 in the aggregate, with respect to which Seller shall advise Buyer of the proposed incurrence thereof not less than ten days prior to the time the capital expenditures are to be made or a Capital Commitment with respect thereto undertaken or (ii) as may be necessitated by an emergency situation involving safety considerations or a threat of property damage;

(h)

incur or guarantee any Indebtedness, except for any Indebtedness to Affiliates of the Company that will be settled in full on or prior to the Closing Date;

(i)

merge or consolidate with any other Person;

(j)

acquire any Capital Stock or Stock Acquisition Rights of, or substantially all of the assets of, any other Person or business;

(k)

compromise or settle any material litigation, dispute, claim or other material Liability;

(l)

fail to discharge any material Liability as it becomes due, except in connection with a good faith dispute if adequate reserves therefor have been established in accordance with GAAP, to the extent required by GAAP, if any;

(m)

except as may be required by GAAP, change any accounting method or practice;

(n)

issue, reserve for issuance, pledge or otherwise encumber or enter into any contract with respect to Capital Stock or Stock Acquisition Rights of the Company;

(o)

sell or enter into any contract to sell any emission reduction credits or air emission allowances held by or for the account of the Company; or

(p)

agree or commit to do any of the foregoing.

Notwithstanding anything in this Section 5.3 to the contrary, Seller may, in its sole discretion, make or permit the Company to make Pre-Approved Capital Expenditures or incur a Capital Commitment with respect thereto.

5.4

Full Access.

(a)

During the Interim Period, Seller will cause the Company to (i) permit Buyer and Representatives of Buyer during normal business hours to have access upon reasonable notice, in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, management, personnel, books, records (including Tax, records) and documents associated with the Assets or the Related Assets and to permit Buyer and such Representatives to make such reasonable inspections thereof as Buyer may reasonably request, including, without limitation, to obtain Phase 1 environmental reports (provided, however, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Sites), surveys and title policy commitments for the Company’s real properties, and otherwise as needed in connection with Buyer’s financing of the transactions contemplated pursuant to this Agreement and (ii) furnish Buyer with a copy of each material report, schedule or other document filed or received by Seller or the Company with respect to the Assets or the Related Assets with a Governmental Authority.  Notwithstanding the foregoing, and without limiting the generality of the confidentiality provisions set forth in Section 7, Seller shall not be obligated to cause the Company to: (A) provide any information that the Company or the Company’s counsel believes constitutes or could be deemed to constitute a waiver of the attorney-client privilege, or (B) supply Buyer with any information or records that the Company or its Affiliates are under a legal obligation not to supply.

(b)

During the Interim Period, at the sole cost and expense of Buyer, Seller will cause the Company to permit designated employees or Representatives of Buyer (the "Buyer’s Observers") to observe all operations of the Company related to the Assets or the Related Assets and such observation shall be permitted on a cooperative basis in the presence of personnel of Seller during normal business hours of the Company; provided that Buyer’s Observers shall not interfere with the operation of the Assets by the Company or its Affiliates.

5.5

Interim Period Notice; Schedule Update.

(a)

Each Party shall notify the other promptly if any information comes to its attention prior to the Closing that is likely to (i) excuse it from the performance of its obligations under this Agreement or any Ancillary Agreement or (ii) cause any condition to close set forth in Sections 6.1 or 6.2 not to be satisfied.

(b)

From time to time prior to the Closing Date, Seller may at its option supplement or amend and deliver updates to the Schedules (each a "Schedule Update") that are necessary to complete or correct any information in such Schedules or in any representation or warranty of Seller that has been rendered inaccurate since the Effective Date.  Without limiting Buyer's rights under Section 10.1(b)(v), if (i) Buyer has the right to terminate the Agreement thereunder and does not exercise such right as a result of such Schedule Update (together with all other Schedule Updates delivered pursuant to this Section 5.5(b) and notices given pursuant to Section 5.5(a)) and (ii) the Schedule Update pursuant to this Section 5.5(b) relates to events occurring or conditions arising after the Effective Date, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Section 3 as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for purposes of the closing conditions set forth in Section 6.1 (but, for the avoidance of doubt, not for purposes of the indemnification obligations of Seller set forth in Article 9).  Any Schedule Updates delivered pursuant to this Section 5.5(b) that relate to events occurring or conditions existing on or prior to the Effective Date shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

(c)

Buyer may elect at any time to notify Seller of the existence of any matter that if in existence on the Effective Date or the Closing Date would or might cause any of the representations or warranties in Section 4 to be untrue or incorrect.  Except as set forth in the following sentence, unless (i) Seller has the right to terminate this Agreement pursuant to Section 10.1(c)(v) by reason of such notice (together with all other notices given pursuant to Section 5.5(a) and this Section 5.5(c)) and (ii) exercises that right within the period of fifteen (15) days referred to in Section 10.1(c)(v), if the written notice given by Buyer pursuant to this Section 5.5(c) relates to events occurring or conditions arising after the Effective Date, then such written notice shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Section 4 as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for purposes of the closing conditions set forth in Section 6.2 (but, for the avoidance of doubt, not for purposes of the indemnification obligations of Buyer set forth in Article 9).  Any notices delivered pursuant to this Section 5.5(c) that relate to events occurring or conditions existing on or prior to the Effective Date shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

5.6

Further Assurances.  At any time and from time to time after the Closing, at the request of a Party, the other Party will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Seller and Buyer may both reasonably agree is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Shares, and otherwise to consummate and give effect to the transactions contemplated pursuant to this Agreement.

5.7

Access after Closing.  For a period of three (3) years after the Closing Date, each Party shall have reasonable access to all of the records, books and documents of the other Party related to the Company or the Related Assets or Related Liabilities to the extent that such access may reasonably be required in connection matters relating to or affected by the operations of the Company prior to the Closing Date (including, without limitation, liabilities with respect to Taxes); provided that Seller shall have the right, at its sole cost and expense to retain copies of such records, books and documents, subject to its obligation to keep such information confidential in accordance with Section 7.  Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours.  The Party seeking such access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.7.  If a Party shall desire to dispose of any records, books or documents that may relate to operations of the Company before the Closing prior to the expiration of such three-year period, such Party shall, prior to such disposition, give to the other Party a reasonable opportunity, at the other Party’s expense, to segregate and remove such records, books or documents as the requesting Party may select.

5.8

Discharge of Environmental Liabilities. Buyer agrees to provide to Seller draft copies of all material plans and studies prepared in connection with any Site investigation or Remediation associated with pre-Closing occurrences prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws.  Seller shall have the right, without the obligation, to observe all meetings between Buyer, its agents or representatives, and such Governmental Authorities.  Buyer shall promptly provide to Seller copies of all material written information, plans, documents and correspondence submitted to or received from such Governmental Authorities relating to Buyer’s or the Company’s discharge of any Environmental Liabilities associated with pre-Closing occurrences.  Without limitation of the foregoing, Buyer agrees that certain Sites on which some or all of the Facilities are located are "establishments" within the meaning of the Connecticut Transfer Act (C.G.S. §22a-134 et seq.), and that it is Buyer’s sole and exclusive responsibility (i) to determine the "establishment" status for each Site and each Facility; (ii) to comply, at its sole cost and expense, with any and all requirements for executing appropriate forms and making necessary submissions in connection with the Connecticut Transfer Act; (iii) to comply, at its sole cost and expense, with any requirement under the Connecticut Transfer Act for investigations or Remediation of Hazardous Substances Released at or emanating from the Sites or the Facilities; and (iv) to pay any transfer fees due the Connecticut Department of Environmental Protection and other related fees or costs.   Seller shall reasonably cooperate and shall cause the Company to reasonably cooperate with Buyer in the preparation of any necessary submissions pursuant to the Connecticut Transfer Act.

5.9

Acceptable Guaranty; Acceptable Letter of Credit.  On the Effective Date Buyer shall deliver to Seller an Acceptable Guaranty and at all times thereafter until the Closing Date Buyer shall maintain such Acceptable Guaranty in full force and effect.  On the Effective Date Buyer shall deliver to Seller an Acceptable Letter of Credit and at all times thereafter until the Closing Date Buyer shall maintain such Acceptable Letter of Credit in full force and effect.  Seller shall draw upon the Acceptable Letter of Credit only in accordance with the terms and conditions thereof.  Seller shall return the Acceptable Letter of Credit (including any amendments thereto) to the issuer thereof or to Buyer (i) on the Closing Date, (ii) within five Business Days after the earliest date on which all three of the Agreements shall have been terminated in accordance with their respective terms (unless one or more of the Beneficiaries in good faith believes that a Buyer still has unsatisfied monetary obligations to one or more of the Beneficiaries under one or more of the Agreements, in which case Seller shall so return the Acceptable Letter of Credit not later than the date that is five Business Days after the date all such unsatisfied monetary obligations have been satisfied) or (iii) otherwise within five Business Days after the Expiry Date.  As used in the immediately preceding sentence, the terms "Closing Date," "Business Days," "Agreements," Beneficiaries," "Buyer" and "Expiry Date" have the meanings ascribed to such terms in the Acceptable Letter of Credit.

5.10

Risk of Loss.  Except as otherwise provided in this Section 5.10, during the Interim Period all risk of loss or damage to the property included in the Assets or the Related Assets shall, as between Buyer and Seller, be borne by Seller.  If during the Interim Period the Assets or the Related Assets are damaged by fire or other casualty (each such event, an "Event of Loss"), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a "Taking"), then the following provisions of this Section 5.10 shall apply:

(a)

The occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace the Assets or the Related Assets, as the case may be, subject to such Event of Loss to a condition reasonably comparable to their prior condition, and the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, less any insurance proceeds received by the Company or Seller or the applicable Related Seller, as the case may be, in connection with such Event or Events of Loss (provided that any insurance proceeds received in connection with an Event or Events of Loss are either used to restore, repair or replace such Event or Events of Loss or made available to Buyer) (collectively, "Restoration Costs") and/or (ii) any one or more Takings, as a result of which the value of the property subject to such Taking and the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by the Company or Buyer (provided that any such condemnation award is made available to Buyer) (collectively, the "Condemnation Value"), if the sum of all Restoration Costs and Condemnation Value (together with any Restoration Costs and Condemnation Values under and as defined in the Mt. Tom Agreement), in the aggregate, is less than or equal to $20,000,000, shall have no effect on the transactions contemplated hereby.

(b)

Subject to the termination right of Buyer set forth in clause (d) below, upon the occurrence of any one or more Events of Loss and/or Takings involving aggregate Restoration Costs and Condemnation Value (together with any Restoration Costs and Condemnation Values under and as defined in the Mt. Tom Agreement), in excess of $20,000,000 (a "Major Loss"), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to Buyer, to cause the Company or the applicable Related Seller as the case may be, to restore, repair or replace the damaged Assets and/or Related Assets, as the case may be, prior to Closing to a condition reasonably comparable to their prior condition.  If Seller elects to cause the Company or the applicable Related Seller to so restore, repair or replace the Assets and/or Related Assets, as the case may be, relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Seller will complete or cause to be completed the repair, replacement or restoration of the damaged Assets and/or Related Assets, as the case may be, prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such damages Assets and/or Related Assets, as the case may be, such time period to be agreed upon by Buyer and Seller.  If Seller elects not to cause the restoration, repair or replacement of the Assets and/or the Related Assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 5.10(c) will apply.

(c)

Subject to the termination right of Buyer set forth in clause (d) below, in the event that Seller elects not to cause the restoration, repair or replacement of a Major Loss, or in the event that Seller, having elected to cause repair, replacement or restoration of the Major Loss, fails to cause its completion within the period of time agreed upon by the Parties pursuant to the penultimate sentence of Section 5.10(b), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall, within thirty (30) days following Seller’s election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Major Loss, as the case may be, adjust the Combined Purchase Price by the aggregate Restoration Cost and Condemnation Value related thereto, as mitigated by any repair, replacement or restoration work actually completed by Seller, on the Assets and/or Related Assets, as the case may be, being sold to Buyer, and proceed to Closing (in which case all insurance proceeds and/or condemnation awards related to such Major Loss shall be assigned to Buyer).  To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer such access to the Assets and/or Related Assets, as the case may be, and such information as Buyer may reasonably request in connection therewith.

(d)

In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings with respect to the Northfield Mountain Station and/or the Cabot Station (together with Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or

Takings with respect to the Mt. Tom Station, with the foregoing capitalized terms used in this parenthetical clause having the meanings ascribed to them in the Mt. Tom Purchase Agreement), equals an amount in excess of fifteen percent (15%) of the sum of the Initial Purchase Price (as defined in and pursuant to the Mt. Tom Purchase Agreement) and the Combined Purchase Price pursuant to this Agreement, then, in addition to Buyer’s rights pursuant to Section 5.10(b) and (c) above, Buyer shall have the right to terminate this Agreement pursuant to Section 10.1(b)(vi).

5.11

Company Bond Indenture.  During the Interim Period and at Closing, Buyer shall cooperate with Seller and with Seller’s Affiliates (including NU) in order to satisfy the condition set forth in Section 6.2(g).  Without limitation of the foregoing, Buyer shall (i) deposit or cause to be deposited with the trustee under the Company Bond Indenture such cash, permitted investments, acceptable letter of credit or acceptable guarantee as shall be required under the terms of the Company Bond Indenture to satisfy the debt service reserve requirements of Section 5.4 of the First Supplemental Indenture to the Company Bond Indenture and effect release of NU’s related guarantee, or (ii) if such debt service reserve requirement cannot be satisfied by Buyer on the Closing Date in accordance with Section 4.1 of the Indenture, deposit in an escrow account reasonably satisfactory to Buyer and Seller such cash, permitted investments, acceptable letter of credit or acceptable guarantee as shall be required under the terms of the Company Bond Indenture to satisfy the debt service reserve requirements and use such cash, permitted investments, acceptable letter of credit or acceptable guarantee in the escrow account to effect the release of NU’s guarantee as soon as practicable following the Closing Date.  During the Interim Period, Seller shall provide to Buyer any written notices provided by the Company or any of its Affiliates to the holders of the Company Bonds.

5.12

Local Service Agreements.  Pursuant to Schedule 21 and Schedule 21-NU of ISO New England, Inc. FERC Electric Tariff No. 3 (the "Tariff"), Buyer shall enter into a Local Service Agreement with NUSCO, as agent for the Northeast Utilities Companies (the "Transmission Companies"), for Local Network Transmission Service (as defined in the Tariff) over the Transmission Companies’ Non-Pool Transmission Facilities (as defined in the Tariff) for each Facility listed in Schedule 5.12, which agreements shall be effective as of the Closing Date.

5.13

Section 338 Election.

(a)

Seller will, and will cause the common parent of the affiliated group within the meaning of Section 1504(a) of the Code of which Seller is a member, to join with Buyer in timely making an election under Section 338(h)(10) of the Code (and any corresponding election under state or local Tax law) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338 Election").

(b)

The Purchase Price shall be allocated among the assets as provided in Schedule 5.13(b), which shall be prepared by Buyer prior to Closing, and in a form that is acceptable to Seller.  Such allocation shall be reported on IRS Form 8883 (giving effect to mutually agreed upon modifications to Schedule 5.13(b) to take into account adjustments to the Purchase Price pursuant to this Agreement) and filed in the manner required by the IRS.  Such allocation is intended to comply with the allocation method required by Sections 1060 and 338 of the Code and the regulations thereunder, and the parties shall cooperate to comply with all procedural requirements of Sections 1060 and 338 and such regulations.  Buyer and Seller agree that they will not take nor will they permit any affiliated Person to take any tax position inconsistent with the allocation made pursuant to Schedule 5.13(b), provided that (i) Buyer’s cost for the assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs not included in the amount allocated, and (ii) Seller’s amount realized on the sale of the assets may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized.

5.14

Use of Name.  Buyer and its Affiliates (including the Company following the Closing) are prohibited from using the name "Northeast Generation Company" for any purpose following the Closing, provided that (i) Buyer shall have thirty (30) days after the Closing Date to eliminate the name on the Assets of the Company (provided that Buyer shall not be required to damage any real property or structures to eliminate any such names) and (ii) Buyer and its Affiliates (including the Company) shall be permitted to use the name "Northeast Generation Company" solely for the purpose of communicating Buyer’s acquisition of the Company and the history of the Company.

5.15

CONVEX and ISO New England Transition.

(a)

Prior to the Closing and to the extent reasonably necessary after the Closing, Buyer and Seller shall cooperate in good faith, use Commercially Reasonable Efforts and take all steps reasonably necessary to facilitate the transition of the Company’s CONVEX and ISO New England responsibilities to Buyer effective as of the Closing Date or as soon as practicable thereafter.

(b)

Without limiting the generality of the foregoing, to the extent that Seller or its Affiliates is the holder of the "Load Asset" or "Generation Asset" (as such term is defined in the Market Rules and Procedures) in connection with the Assets, the Parties shall cooperate in good faith and take all steps reasonably necessary to transfer such Load Assets and Generation Assets to Buyer in accordance with the Market Rules and Procedures as of the Closing Date and, to the extent reasonably necessary, as expeditiously as possible after the Closing Date.

5.16

Air Emissions Reporting Obligations.  Following the Closing, Buyer shall cause the Company, at its own expense, to take all action and provide all information necessary for the Company to comply with all applicable Environmental Laws regarding filings and reporting requirements for air emissions from the Facilities during the calendar year in which the Closing occurs, including compliance for the portion of such year that is on or prior to the Closing Date.  Without limiting the generality of the foregoing, Buyer shall cause the Company, at its own expense (a) to prepare for review by Seller the filings and reports with Governmental Entities necessary for the Company to demonstrate compliance with the applicable Environmental Laws regarding filings and reporting requirements for air emissions from the Facilities for the year in which the Closing occurs, and (b) to file such filings and reports with the appropriate Governmental Entities prior to the deadline therefor.  All filings and reports prepared by Buyer pursuant to this Section 5.16 shall be provided to Seller at least ten (10) days prior to the deadline date when such filing or registration must be filed with a Governmental Entity.  The Parties will use Commercially Reasonable Efforts to cooperate to effect the purposes of this Section 5.16. This Section 5.16 shall survive the Closing for the period necessary to give full effect to its terms.

5.17

No Negotiations.  During the Interim Period, Seller shall not, and shall cause its Affiliates and its and their respective directors, officers, employees, and Representatives, not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, or have any discussions with any Person (excepting out the transactions contemplated by this Agreement, the Related Agreement and the Mt Tom Purchase Agreement) relating to, a proposal to directly or indirectly acquire all or a portion of the Shares or a material portion of the Assets of the Company or the Related Assets or to engage in any similar transaction with Seller or any of its Affiliates (each such transaction being referred to herein as a "Proposed Acquisition Transaction"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing.  Seller shall not, and shall cause its Affiliates not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement with respect to the foregoing to which Seller or any of its Affiliates is a party.

5.18

Release of Intercompany Indebtedness and other Liabilities; NGC-Select Power Agreement.  On or prior to the Closing, Seller shall cause (i) all Intercompany Agreements (other than the NGC-Select Power Agreement and the Surviving Intercompany Agreements) to be terminated, (ii) all Indebtedness (including with respect to the NU System Money Pool) and any other amounts payable or receivable among the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, to be paid in full or otherwise discharged or cancelled and (iii) Company to be fully and irrevocably released prior to Closing from all Indebtedness, any other guaranty of Liabilities or any other mutual Liabilities relating to Seller, any of its Affiliates (other than the Company), or any Intercompany Agreement (other than with respect to any Surviving Intercompany Agreements).  At the Closing, Seller shall cause Select to assign to Buyer or a designated Affiliate of Buyer all of Select’s rights and obligations under the NGC-Select Power Agreement, and the Company, Buyer and such Affiliate of Buyer, and all of their Affiliates shall fully and irrevocably release, indemnify, defend and hold harmless Select, Seller and all of their Affiliates from any and all Liabilities or obligations relating to the NGC-Select Agreement pursuant to the NGC-Select Agreement Assignment, Assumption and Release Agreement.

5.19

Indebtedness.  Except for the Company Bonds, prior to or at the Closing, Seller shall cause any and all Indebtedness of the Company to be paid in full and any and all

Liens securing any such Indebtedness to be released such that Buyer shall take title to the Company free of any such Indebtedness or any such Liens.

5.20

Insurance.  Seller shall maintain or cause to be maintained in full force and effect the material insurance policies until the Closing .

6.

Conditions To Obligation To Close

6.1

Conditions to Obligation of Buyer to Close.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations and Warranties.  The representations and warranties set forth in Section 3 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all other representations and warranties that are so qualified shall be true and correct in all respects, in each case at and as of the Closing Date;

(b)

Performance by Seller.  Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c)

Buyer’s Regulatory Approvals; Consents; Permits.  Buyer shall have received the Buyer’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Buyer or the Company; those Permits that are material to the operation of the Facilities consistent with current operations; and those Third Party consents without the receipt of which would be reasonably likely to have a Material Adverse Effect on the Company.

(d)

Seller’s Regulatory Approvals.  Seller shall have received (i) the Seller’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Buyer or the Company;

(e)

Absence of Litigation.  There shall not be any litigation, proceeding, injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by this Agreement, the Ancillary Agreements, the Related Purchase Agreement or the Mt. Tom Purchase Agreement;

(f)

Antitrust Matters.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(g)

No Material Adverse Effect.  Since the Effective Date, there shall not be any Material Adverse Effect with respect to the Company, the Related Assets and the Related Liabilities taken as a whole;

(h)

Related Transaction.  The conditions to the obligations of Buyer, Seller and Seller’s Affiliates to close the Related Transaction (as further specified in the Related Purchase Agreement and the Mt. Tom Purchase Agreement) shall have been, or contemporaneously with the occurrence of the Closing shall be, satisfied; and

(i)

Seller’s Closing Deliveries.  Seller shall deliver to Buyer one or more certificates evidencing the Shares, duly endorsed for transfer, and shall deliver each of the following documents, duly executed by Seller where applicable, to Buyer:

(1)

a certificate of existence for the Company from the State of Connecticut, dated as of a recent date;

(2)

a certificate of existence for Seller from the State of Connecticut, dated as of a recent date;

(3)

a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(d) have been fulfilled;

(4)

resignations of the officers and directors of the Company, effective as of the Closing Date;

(5)

copies of the requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller as being duly adopted and in full force and effect;

(6)

an opinion or opinions from one or more counsel to Seller (any of whom may be an employee of Seller or its Affiliates), dated the Closing Date and reasonably satisfactory in form to Buyer and its counsel, covering substantially the matters set forth in Exhibit A;

(7)

a signed IRS Form 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases to be prepared by Buyer;

(8)

 an affidavit, stating under penalty of perjury, that the indicated number is Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code;

(9)

copies of the Ancillary Agreements (except for the Acceptable Guaranty), duly executed by Seller or an Affiliate of Seller; and

(10)

such other documents as Buyer may reasonably request in connection with the purchase of the Shares.

(j)

Repayment of Intercompany Indebtedness; Release of Liens.  Seller shall have delivered to Buyer evidence of (i) cancellation of any intercompany Indebtedness between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company) on the other hand, and (ii) release of all Liens, other than Permitted Encumbrances, on the Assets of the Company and the Shares, in each case in form and substance reasonably satisfactory to Buyer.

Buyer may waive any condition specified in this Section 6.1 in its sole discretion if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2

Conditions to Obligation of Seller to Close.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations and Warranties.  The representations and warranties set forth in Section 4 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all other representations and warranties that are so qualified shall be true and correct in all respects, in each case at and as of the Closing Date;

(b)

Performance by Buyer.  Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c)

Seller’s Regulatory Approvals.  Seller shall have received the Seller’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Seller or any of its Affiliates;

(d)

Buyer’s Regulatory Approvals.  Buyer shall have received (i) the Buyer’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Seller or any of its Affiliates;

(e)

Absence of Litigation.  There shall not be any injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by this Agreement, the Ancillary Agreements, the Related Purchase Agreement or the Mt. Tom Purchase Agreement;

(f)

Antitrust Matters.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(g)

Release of NU as Guarantor.  NU shall have been released from all of its obligations as guarantor in connection with the debt service reserve requirements under the Company Bond Indenture or Buyer shall have complied with its obligations set forth in clause (ii) of the second sentence of Section 5.11 hereof;

(h)

Related Transaction.  The conditions to the obligations of Seller and Seller’s Affiliates to close the Related Transactions (as further specified in the Related Purchase Agreement and the Mt. Tom Purchase Agreement) shall have been, or contemporaneously with the occurrence of the Closing shall be, satisfied; and

(i)

Buyer’s Closing Deliveries.  Buyer shall make the cash payment of the Closing Purchase Price required to be made by Buyer pursuant to Section 2.1(b) and shall deliver the following documents, each duly executed by Buyer:

(1)

a certificate of good standing for Buyer from the Secretary of State of Delaware, dated as of a recent date;

(2)

a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled;

(3)

copies of the requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer as being duly adopted and in full force and effect;

(4)

one or more opinions from counsel to Buyer, dated the Closing Date and reasonably satisfactory in form to Seller and its counsel, covering substantially the matters set forth in Exhibit B;

(5)

amendments to the Governing Documents of the Company providing for a change to the Company’s name;

(6)

a signed IRS Form 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases; and

(7)

such other documents as Seller may reasonably request in connection with the sale of the Shares.

(j)

NGC-Select Power Agreement.  Select, Seller and all of their Affiliates shall have been released from all liabilities and obligations under the NGC-Select Power Agreement pursuant to the NGC-Select Agreement Assignment, Assumption and Release Agreement.

Seller may waive any condition specified in this Section 6.2 in its sole discretion if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7.

Confidentiality

7.1

Confidentiality.

(a)

Each Receiving Party and each Representative thereof will treat and hold as confidential all of the Proprietary Information, and refrain from using any of the Proprietary Information except in connection with this Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby.  In the event that the Receiving Party or any Representative thereof is requested or required (including, without limitation, (i) pursuant to any rule or regulation of any stock exchange or other self-regulatory organization upon which any of the Receiving Party’s securities are listed or (ii) by oral question or request for information or documents in any legal proceeding, including without limitation the Buyer’s Regulatory Approval and the Seller’s Regulatory Approval processes, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any Representative thereof is, on the advice of counsel, compelled to disclose any Proprietary Information pursuant to any such request or requirement, then the Receiving Party or such Representative may disclose the Proprietary Information so requested or required to be disclosed; provided that the Receiving Party shall use its reasonable best efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.  If this Agreement is terminated pursuant to Section 10.1, then each Receiving Party shall deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information that are in his or its possession.

(b)

The obligations of the Parties contained in this Section 7 shall be in full force and effect for three years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and any transfer of title to the Assets.  Nothing in this Section 7 shall in any way alter Buyer’s obligations under the Confidentiality Agreement dated February 25, 2006 by and between Energy Capital Partners and NUSCO as agent for Seller and Holyoke Water Power Company, which Confidentiality Agreement shall terminate automatically upon the Closing Date and shall be of no further force and effect .

(c)

Upon the Disclosing Party’s prior written approval (which will not be unreasonably withheld), the Receiving Party may provide Proprietary Information to the FERC, the SEC, the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein.  The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority (if such confidential treatment is available from the appropriate Governmental Authority) and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.

8.

Taxes

8.1

Liability for Taxes.

(a)

Seller shall be responsible for, pay and indemnify and hold harmless the Buyer Indemnified Parties against, all Pre-Closing Tax Liabilities and all Taxes payable as a result of a breach of any representation or warranty contained in Section 3.22 of the Agreement.

(b)

Buyer shall be responsible for, pay and indemnify and hold harmless, the Seller Indemnified Parties against, all Taxes of the Company with respect to all periods (or portions thereof) beginning after the Closing Date.

(c)

Buyer shall pay to Seller the amounts of any refund, abatement or credit of Taxes (net of any costs associated therewith) received (i) for which Seller has previously indemnified Buyer and (ii) for Taxes that are attributable to the ownership of the Company for any period or portion thereof ending on or prior to the Closing Date.

(d)

Seller shall pay to Buyer the amounts of any refund, abatement or credit of Taxes received (i) for which Buyer has previously indemnified Seller and (ii) for Taxes that are attributable to the ownership of the Company for periods (or portions thereof) beginning after the Closing Date.

(e)

Seller shall prepare and timely file or shall cause to be prepared and timely filed and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to the Company or in respect of their businesses, assets or operations; (i) all Tax Returns for any taxable period ending on or before the Closing Date; and (ii) all other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.  Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Company or in respect of their businesses, assets or operations for taxable years or periods beginning and ending after the Closing Date.  Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  If Buyer is required to file any Tax Return for a taxable period beginning before and ending after the Closing Date, Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any Tax for such period.  However, Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount by which the Tax attributable to the period through the Closing Date exceeds the amount of such Tax paid (including payments of estimated Tax) on or before the Closing Date. For purposes of this Section 8, the Tax attributable to the period through the Closing Date shall be determined using the Tax accounting methods and Tax elections used by the Company before the Closing Date.  Buyer shall compute the amount of the Tax attributable to the period through the Closing Date and shall notify Seller of such amount in writing no later than fifteen (15) days prior to filing the Tax Return.  Within ten (10) days after the date of such notification, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the difference between (i) the amount of Tax determined by Buyer as attributable to the portion of the period through the Closing Date, and (ii) the amount of the Tax for the taxable period paid (including payments of estimated Tax) on or before the Closing Date by Seller, unless within five (5) days after such date, Seller notifies Buyer in writing that Seller disagrees with the computation of any such amount.  In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller’s payment to Buyer, or Buyer’s payment to Seller, shall be due the later of (i) the time specified in the immediately preceding sentence and (ii) ten (10) days after Seller and Buyer agree to the amount payable.  The parties agree that if the Company is permitted but not required under applicable state or local Tax laws to treat the Closing Date as the last day of a taxable period, the parties shall treat such day as the last day of a taxable period. The parties agree that they will treat the Company as if it ceased to be part of the affiliated group of corporations of which Seller is a member within the meaning of section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(f)

Buyer and Seller agree to cooperate and share, before, at and after the Closing, all required information on a timely basis in order to timely file all Tax Returns, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or proceeding relating to any proposed adjustment.  Buyer and Seller agree to retain or cause to be retained all Tax Returns, and books and records pertinent to the Business until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority.  Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving Pre-Closing Taxes.  Seller shall have the right to, at its own expense, control any audit or examination by any Governmental Authority ("Tax Audit") with respect to Pre-Closing Taxes and to employ counsel of its choice at its expense, provided that Buyer shall be entitled to participate in any such Tax Audit and Seller shall not settle any such Tax Audit without Buyer’s consent (not to be unreasonably withheld) to the extent such settlement could adversely affect Buyer or its Affiliates for a taxable period or portion thereof beginning after the Closing Date.  For clarification, Seller may settle any such Tax Audit without Buyer’s consent if such settlement could not adversely affect Buyer or its Affiliates for a taxable period or portion thereof beginning after the Closing Date.  Notwithstanding the foregoing, in the case of a taxable period that begins before and ends after Closing, Seller shall be entitled to participate at its expense in any Tax Audit relating in any part to Taxes attributable to the portion of such period deemed to end on or before the Closing Date, but Buyer shall control the Tax Audit.  None of Buyer, any of its Affiliates or the Company may settle or otherwise dispose of any Tax Audit for which Seller may have a liability under this Agreement, or that may result in an increase in Seller’s liability under this Agreement, without the prior written consent of Seller, which consent may not be unreasonably withheld.  At Seller’s request, Buyer shall cause the Company to make or join with Seller in making elections with respect to its Tax Returns for periods ending on or before the Closing, provided that the making of such election does not have a materially adverse effect on Buyer or the Company for any post-Closing Tax period (or portion thereof).

(g)

Any payment by Buyer or Seller under this Section 8.1 will, for Tax purposes, be deemed an adjustment to the Purchase Price, unless otherwise required by Law.

(h)

All Tax sharing agreements or similar arrangements with respect to or involving the Company shall exclude the Company effective immediately after the Closing.

(i)

All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the "Transfer Taxes"), resulting from the transfer of the Shares pursuant to this Agreement shall be borne by Buyer.

(j)

Buyer shall not sell any of the Assets on the Closing Date.

9.

Indemnification; Remedies

9.1

Survival of Representations and Warranties; Survival of Covenants and Agreements.  The representations and warranties of Seller set forth in Section 3 (other than (i) the representation and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5 and 3.7 (collectively, the "Title and Authority Representations"), which shall survive the Closing indefinitely and (ii) the representations and warranties set forth in Section 3.22 (taxes), which shall survive the Closing for 60 days following the expiration of the applicable statute of limitations) and the representations and warranties of Buyer set forth in Section 4, shall survive the Closing for a period of twelve (12) months, provided that all such representations and warranties of the Parties shall terminate upon a termination of this Agreement pursuant to Section 10.1.  The covenants of the Parties contained in this Agreement, other than those that by their terms survive the Closing and/or termination of this Agreement (and other than (i) the covenants set forth in Section 5.3 (operation of business), which shall survive the Closing for a period of twelve (12) months and (ii) the covenants set forth in Section 8, which shall survive the Closing for 60 days following the expiration of the applicable statute of limitations), shall terminate 30 days after the Closing or at the termination of this Agreement pursuant to Section 10.1, except as set forth in such Section.

9.2

Effect of Closing.  Upon the Closing, any condition to the obligations of either Party hereunder that has not been satisfied, or, except (i) to the extent such breaches or failures to satisfy are subject to indemnification hereunder, (ii) with respect to claims for fraud or deceit and (iii) as provided in Section 11.17, any representation, warranty or covenant that has been breached or left unsatisfied by either Party, will be deemed waived by the Parties, and each Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.  Nothing in this Section 9.2 shall be deemed to affect any provision herein that expressly survives the Closing (including pursuant to Section 9.1) or pertains to matters that will occur after the Closing.

9.3

Indemnity by Seller.  Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, its and their successors and permitted assignees, and all of its and their respective stockholders, trustees, partners, members, directors, officers, employees, agents and representatives (collectively, "Buyer Indemnified Parties") against and in respect of all Liabilities, obligations, judgments, Liens (except for Permitted Encumbrances), injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), (collectively, the "Losses"), that result from, arise out of or relate to:

(a)

any breach by Seller of any representation or warranty set forth in this Agreement; or

(b)

any breach by Seller of any of its covenants contained in this Agreement.

9.4

Indemnity by Buyer.  Buyer hereby agrees to indemnify, defend and hold harmless Seller, its Affiliates, its and their successors and permitted assigns, and all of their respective stockholders, trustees, partners, members, directors, officers, employees, agents and representatives (collectively, "Seller Indemnified Parties") against and in respect of all Losses that result from, arise out of or relate to:

(a)

any Third Party Claim against Seller based on or relating to Buyer’s ownership or operation of the Company after the Closing Date;

(b)

any breach by Buyer of any representation or warranty set forth in this Agreement;

(c)

all Environmental Liabilities, whether arising before, on or after the Closing Date; or

(d)

any breach by Buyer of any of its covenants contained in this Agreement.

9.5

Limitations on Liability.

(a)

The aggregate liability of (i) Seller to Buyer Indemnified Parties under this Section 9 (other than pursuant to Section 9.3(b), and other than any such liability with respect to the Title and Authority Representations) and Section 8.1(a) and (ii) the Related Sellers to Related Buyer Indemnified Parties pursuant to Section 9 of the Related Purchase Agreement (other than pursuant to Sections 9.3(a) and 9.3(c) of the Related Purchase Agreement and other than any such liability with respect to "Authority Representations," as defined in the Related Purchase Agreement) shall be limited to ten percent (10%) of the sum of the Initial Purchase Price pursuant to this Agreement and the Initial Purchase Price as defined in and pursuant to the Related Purchase Agreement (the "Combined Purchase Price").  The aggregate liability of (x) Buyer to Seller Indemnified Parties under this Section 9 (other than pursuant to Section 9.4(a), 9.4(c) or 9.4(d) and other than any such liability with respect to the Title and Authority Representations) and Section 8.1(b) and (y) Related Buyer to Related Buyer Indemnified Parties pursuant to Section 9 of the Related Purchase Agreement (other than pursuant to Section 9.4(a), 9.4(c) or 9.4(d) of the Related Purchase Agreement and other than any such liability with respect to "Authority Representations," as defined in the Related Purchase Agreement) shall be limited to ten percent (10%) of the Combined Purchase Price.  In addition, (x) none of Seller Indemnified Parties or Buyer Indemnified Parties shall make any claim against an indemnifying party under this Section 9 (other than pursuant to Sections 9.3(b), 9.4(a), 9.4(c) and 9.4(d) (except in the case of Sections 9.4(a) and 9.4(c), to the extent related solely to a breach by Seller of its representations and warranties in this Agreement), and other than with respect to Title and Authority Representations) or Section 8.1(a) or 8.1(b) and (y) none of Related Seller Indemnified Parties or Related Buyer Indemnified Parties shall make any claim against an indemnifying party under Section 9 of the Related Purchase Agreement (other than pursuant to Section 9.3(a), 9.3(c), 9.4(a), 9.4(c) or 9.4(d) (except in the case of Sections 9.4(a) and 9.4(c), to the extent related solely to a breach by Seller of its representations and warranties in the Related Purchase Agreement and in the case of Section 9.3(a) to the extent related solely to a breach by Buyer of its representations and warranties in the Related Purchase Agreement) of the Related Purchase Agreement and other than with respect to "Authority Representations," as defined in the Related Purchase Agreement) (i) with respect to any individual claim or a series of related claims for less than two hundred thousand dollars ($200,000) and (ii) unless and until the aggregate amount of all such claims (excluding all individual claims or series of related claims for less than two hundred thousand dollars ($200,000) each) against the indemnifying party exceeds one percent (1%) of the Combined Purchase Price (the "Threshold"), whereupon (A) a Seller Indemnified Party or Buyer Indemnified Party, as the case may be, may make claims under this Section 9 or Section 8.1(a) or 8.1(b) and (B) Related Seller Indemnified Party or Related Buyer Indemnified Parties, as the case may be, may make claims under Section 9 of the Related Purchase Agreement, in each case for any and all such amounts (including the amount of the Threshold); provided that each Party shall notify the other Party of all claims covered by this Section 9 or Section 8.1(a) or 8.1(b) and each party to the Related Purchase Agreement shall notify the other parties to the Related Purchase Agreement of all claims covered by Section 9 of the Related Agreement whether or not the Threshold has been exceeded.  Notwithstanding the foregoing, the limitations in this Section 9.5(a) shall not apply to Seller’s obligation to indemnify the Buyer Indemnified Parties against any Taxes of Seller or any other member of any affiliated, combined or other Tax group of which the Company was a member at any time on or prior to the Closing Date (other than Taxes, within the meaning of clause (i) only of the definition thereof, of the Company).

(b)

None of Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any Losses arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees, suffered by such Party.  Buyer on behalf of each of Buyer Indemnified Parties and Seller on behalf of each of Seller Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Party has advised the other Party of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy.  Notwithstanding the foregoing, the limitations set forth in this Section 9.5(b) with respect to indirect, consequential damages, including lost profits, shall  not apply in the event of a breach by Seller of its representation in Section 3.15 (Condemnation).

(c)

Except as set forth in Sections 9.7(c) and 9.7(d), no Party entitled to indemnification hereunder shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could materially prejudice or otherwise materially adversely affect the ability of the Party providing such indemnification to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding without the prior written consent of the Party providing such indemnification, which consent shall not be unreasonably withheld.

(d)

Each Party entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use Commercially Reasonable Efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(e)

After the Closing, notice of any assertion by any Buyer Indemnified Party that Seller is liable to any Buyer Indemnified Party in connection with the transactions contemplated hereby pursuant to Sections 9.3(a) and 9.3(b) must be made by Buyer in writing and must be given to Seller, on or prior to the time of expiration set forth in Section 9.1 or such claim will be forever barred.

(f)

After the Closing, notice of any assertion by any Seller Indemnified Party that Buyer is liable to any Seller Indemnified Party pursuant to (i) Sections 9.4(b) and 9.4(d) in connection with the transactions contemplated hereby must be given to Buyer on or prior to the time of expiration set forth in Section 9.1, and (ii) Sections 9.4(a) and 9.4(c) must be made by Seller in writing and must be given to Buyer on or prior to the expiration of the applicable statute of limitations for such claim or such claim will be forever barred.

(g)

Any notice provided under this Section 9.5 shall state the facts known to the asserting Party that give rise to such notice in sufficient detail to allow the other Party to evaluate the assertion.

(h)

Seller acknowledges and agrees that, upon and after the Closing, the Company shall have no liability or obligation to indemnify, save or hold harmless or otherwise reimburse or make Seller whole for or on account of any indemnification claim for any breach of any representation, warranty, covenant or agreement of Seller or the Company, and Seller shall have no right of contribution against the Company.

9.6

Exclusive Remedy.  Except as provided in Section 11.17 and except with respect to claims for fraud or deceit, from and after the Closing, the remedies set forth in this Section 9 and in Section 8 shall constitute the sole and exclusive remedies for any and all claims, damages, complaints, demands, causes of action, investigations, hearings, actions, suits or other proceedings relating to this Agreement and are in lieu of any and all other rights and remedies that Seller Indemnified Parties or Buyer Indemnified Parties may have under this Agreement or otherwise for monetary relief with respect to any breach or failure to perform.  Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 9.  Nothing herein shall prevent either Party from terminating this Agreement in accordance with Section 10.

9.7

Matters Involving Third Parties

(a)

If any Third Party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) within fifteen (15) days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any Third Party Claim or liability at its own cost and expense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, settlement of, or an adverse judgment with respect to, and the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided that if the claim is one that cannot by its nature be defended solely by the Indemnifying Party, the Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c)

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.7(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder and such judgment or settlement is not reasonably likely to have a material adverse effect on the operations of the Indemnified Party or any of its Affiliates.

(d)

In the event any of the conditions in Section 9.7(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.8

Net of Insurance.  Any calculation of a Loss under this Section 9 shall, in each case, give full effect to any and all insurance proceeds actually received by the Indemnified Party in respect of the Loss (net of the costs of collecting such proceeds).  The Indemnified Party shall use its Commercially Reasonable Efforts to collect any insurance proceeds payable to the Indemnified Party in respect of such Loss.  If any such insurance proceeds are collected after an indemnification payment is made pursuant to this Section 9, the Indemnified Party shall pay to the Indemnifying Party the amount of such received insurance proceeds (net of the costs of collecting such proceeds), up to the amount of the indemnification payment previously made hereunder.  The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, unless otherwise required by Law.  Any such Loss shall not take into account, and shall not be increased to reflect, the Tax consequences to the Indemnified Party of the receipt of (or the right to receive) the indemnification payments.

10.

Termination

10.1

Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)

the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)

Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if any of the following has occurred: (i) Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before (A) the date that is nine (9) months following the Effective Date by reason of the failure of any condition precedent under Section 6.1 (other than the conditions to Closing set forth in Section 6.1(c) or Section 6.1(d)), unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligation contained in this Agreement, or (B) the date that is twelve (12) months following the Effective Date by reason of the failure of any condition precedent under Section 6.1(c) or Section 6.1(d), unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligations contained in this Agreement; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) (W) Seller has within the then previous fifteen (15) days given Buyer any notice pursuant to Section 5.5(a) or (b) or delivered a Schedule Update pursuant to Section 5.5(b) and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of Seller set forth in Section 3 not to be true and correct, (X) such matter (together with the matters that are subject of any or all previous notices given pursuant to such Sections 5.5(a) or (b) or Schedule Updates delivered pursuant to Section 5.5(b)) would have a Material Adverse Effect on the Company or Buyer, (Y) Buyer has notified Seller of its intent to terminate pursuant to this Section 10.1(b), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by Buyer; (vi) the event described in Section 5.10(d) as giving rise to Buyer having the right to terminate this Agreement shall have occurred; or (vii) the Related Purchase Agreement or the Mt. Tom Purchase Agreement has been terminated;  and

(c)

Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if any of the following has occurred: (i) Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before (A) the date that is nine (9) months following the Effective Date by reason of the failure of any condition precedent under Section 6.2 (other than Section 6.2(c) or Section 6.2(d)), unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligations contained in this Agreement, or (B) the date that is twelve (12) months following the Effective Date by reason of the failure of any condition precedent under Section 6.2(c) or Section 6.2(d), unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligations contained in this Agreement; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) (W) Buyer has within the then previous fifteen (15) days given Seller any notice pursuant to Section 5.5(a) or (c) and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of Buyer set forth in Section 4 not to be true and correct, (X) such matter (together with the matters that are the subject of any or all previous notices given pursuant to such Section 5.5(a) or (c)) would have a Material Adverse Effect on Seller, (Y) Seller has notified Buyer of its intent to terminate pursuant to this Section 10.1(c), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by Seller; or (vi) the Related Purchase Agreement or the Mt. Tom Purchase Agreement has been terminated.

10.2

Effect of Termination.  If either Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party (except for any Liability of any Party with respect to breach of this Agreement occurring prior to termination and except as otherwise expressly provided herein); provided that Sections 7, 10.2 and 11 shall survive such termination. Notwithstanding anything in the contrary in this Agreement, and for the avoidance of doubt, the Parties agree that in the event of a termination of this Agreement as a result of the breach of this Agreement by any Party, the non-breaching Party shall be entitled to recover from the breaching Party the direct out-of-pocket fees, expenses and costs incurred by the non-breaching Party in connection with this Agreement and the transactions contemplated hereby.  In the case of Buyer, such direct out-of-pocket fees, expenses and costs shall include all fees, expenses and other costs incurred in connection with (i) the organization, formation and capitalization of Buyer and its subsidiaries, (ii) the due diligence investigation of the Company, the Facilities and the Assets, (iii) the negotiation, execution, satisfaction of the conditions, performance of the obligations and covenants and termination of, under or with respect to this Agreement, the Ancillary Agreements and any agreements or commitments related to or required by the financing of the transactions contemplated hereby, including without limitation in the case of (i), (ii) or (iii) the fees, expenses and other costs of any consultants, advisors, counsel and accountants of Buyer as well as the costs of such financing sources and their respective consultants, accountants, advisors and counsel to the extent borne by Buyer.  In the case of Seller, such direct out-of-pocket fees, expenses and costs shall include all fees, expenses and other costs incurred in connection with (i) the auction process, including but not limited to investment banker fees, and (ii) the negotiation, execution, satisfaction of the conditions, performance of the obligations and covenants and termination of, under or with respect to this Agreement and the Ancillary Agreements, including without limitation in the case of (i) or (ii) the fees, expenses and other costs of any consultants, advisors, counsel and accountants of Seller.

11.

Miscellaneous

11.1

Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without first affording the non-disclosing Party the opportunity to review and comment on such press release or public announcement; provided that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).  The Parties shall cooperate, using Commercially Reasonable Efforts, as to the timing and contents of any such disclosure, including any such disclosure required by applicable Law or the rules of any stock exchange.  Notwithstanding the above, the Parties shall agree as to the timing and contents of the first press release.

11.2

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Third Party.  For the avoidance of doubt, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Company, Seller or any of their Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

11.3

No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to either Party.  Neither Party is or shall act as or be the agent or representative of the other Party.

11.4

Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with the Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, provided that the Confidentiality Agreement dated as of February 25, 2006 shall remain in full force and effect without regard to any provision of this Agreement until the Closing Date (except as contemplated by the definition of Proprietary Information herein), and shall terminate automatically on the Closing Date.  All conflicts or inconsistencies between the terms hereof and the terms of any of the Ancillary Agreements, if any, shall be resolved in favor of this Agreement.

11.5

Succession and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.  Notwithstanding the foregoing, but subject to all applicable Laws, (i) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a trustee, lending institutions or other party for the purposes of leasing, financing or refinancing the Assets, and (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate of Buyer so long as such Affiliate makes the representations and warranties set forth in Section 4 to the same extent as Buyer and provides Acceptable Guaranty to Seller; provided in each case that no such assignment shall relieve or discharge the assigning Party from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the cost of the transactions contemplated by this Agreement.  Each Party agrees, at the assigning Party’s expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the nonassigning Party’s rights under this Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

11.6

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8

Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Seller:

NU Enterprises, Inc.
107 Selden Street
Berlin, CT  06307
Attn:  NUSCO Manager of Corporate Planning

Copy to:

Senior Vice President and General Counsel
Northeast Utilities Services Company
107 Selden Street
Berlin, CT  06307

If to Buyer:

NE Energy, Inc.

51 John F. Kennedy Parkway, Suite 200

Short Hills, NJ 07078

Attn: General Counsel

NE Energy, Inc.

11943 El Camino Real #220

San Diego, CA 92130

Attn: Andrew Singer

Copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Edward Sonnenschein and David Kurzweil

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  For purposes of this Agreement, messages delivered by electronic mail shall be deemed to constitute "writings."  Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

11.10

Recourse.  Except as expressly provided in the Acceptable Guaranty and the Seller Guaranty, neither Party shall have recourse whatsoever under this Agreement against any of the trustees, general or limited partners, members, shareholders, directors, officers, employees or representatives of the other Party (including for such purposes, the trustees, general or limited partners, members, shareholders, directors, officers,  employees or representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, except as expressly provided in the Acceptable Guaranty and the Seller Guaranty, Buyer, on behalf of itself, its Affiliates and Buyer Indemnified Parties, and Seller, on behalf of itself, its Affiliates and Seller Indemnified Parties, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such trustees, general or limited partners, members, shareholders, directors, officers, employees or representatives relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.

11.11

Consent to Jurisdiction.  Each of Seller and Buyer consents to the nonexclusive jurisdiction of any state or federal court located within the City of Hartford, Connecticut, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby.  Seller and Buyer each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

11.12

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.13

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.14

Expenses.  Each of Buyer and Seller will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses, except as otherwise provided in Section 9), except that Buyer shall bear the entire cost (other than legal fees of Seller) of (i) all filings by both Seller and Buyer under the Hart-Scott-Rodino Act and (ii) the Joint Application for authorization pursuant to Sections 203 and 205 of the Federal Power Act.  To the extent, if any, that prior to the Closing the Company incurs any liabilities for costs or expenses in connection with this Agreement and the transactions contemplated hereby, such liabilities of the Company, to the extent not satisfied prior to or simultaneously with the Closing, shall be treated as current liabilities of the Company as referred to in clause (b) of the definition of Net Working Capital.

11.15

Construction.  Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date.  The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

11.16

Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.17

Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

11.18

Good Faith Covenant.  The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

11.19

Dispute Resolution.

(a)

Negotiation between executives:  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, promptly by negotiation between executives who have authority to settle the controversy.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Such notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive.  Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with:  (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)

Mediation:  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days, the Parties shall endeavor to settle the dispute by mediation under the then current International Institute for Conflict Prevention and Resolution ("CPR") Mediation Procedure; provided that if one Party fails to participate as provided herein, the other Party can initiate mediation prior to the expiration of the forty-five (45) days.  Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(c)

Arbitration:  Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, that has not been resolved by a non-binding procedure as provided herein within ninety (90) days of the initiation of such procedure, shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator, for disputes involving amounts in the aggregate under three million dollars ($3,000,000), or three arbitrators, for disputes involving amounts in the aggregate equal to or greater than three million dollars ($3,000,000), of whom each Party shall designate one in accordance with the "screened" appointment procedure provided in Rule 5.4; provided that if either Party will not participate in a non-binding procedure, the other may initiate arbitration before expiration of the above period.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Hartford, Connecticut.

The arbitrator(s) are not empowered to award damages in violation of any limitations on damages provided for in this Agreement and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

[Signature Page Follows]

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Stock Purchase Agreement as of the date first written above.

SELLER:

NU ENTERPRISES, INC.

By: /s/ David R. McHale Name: David R. McHale Title: Senior Vice President and Chief Financial Officer at Northeast Utilities Service Company, as agent for NU Enterprises, Inc.

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Stock Purchase Agreement as of the date first written above.

BUYER:

NE ENERGY, INC.

By: /s/ Sarah Wright Name: Sarah Wright Title: Executive Vice President